EXHBIT 10.1

DEBTOR-IN-POSSESSION
CREDIT, GUARANTY AND SECURITY AGREEMENT

dated as of December 5, 2012

among

K-V PHARMACEUTICAL COMPANY,
as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

VARIOUS DIP LENDERS,

and

SILVER POINT FINANCE, LLC,
as DIP Agent

________________________________________________________

$85,000,000 Debtor-in-Possession Senior Secured Term Loan Facility

______________________________________________________

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Section 1.	DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1

1.2	Accounting Terms	23

1.3	Interpretation, etc	24

1.4	Timing of Performance	24

Section 2.	LOANS	24

2.1	Loans	24

2.2	Pro Rata Shares; Availability of Funds	26

2.3	Use of Proceeds	26

2.4	Register; Notes	27

2.5	Interest on Loans	27

2.6	Conversion/Continuation	28

2.7	Default Interest	29

2.8	Fees	29

2.9	Voluntary Prepayments	30

2.10	Mandatory Prepayments	30

2.11	Application of Prepayments	32

2.12	General Provisions Regarding Payments and Notices	33

2.13	Ratable Sharing	34

2.14	Making or Maintaining LIBOR Rate Loans	34

2.15	Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans	36

2.16	Taxes; Withholding, etc	37

2.17	Obligation to Mitigate	40

2.18	Defaulting DIP Lenders	40

2.19	Removal or Replacement of a DIP Lender	41

Section 3.	CONDITIONS PRECEDENT	41

3.1	Closing Date	41

3.2	Conversion to First Lien Exit Term Loans	43

Section 4.	REPRESENTATIONS AND WARRANTIES	44

4.1	Organization; Requisite Power and Authority; Qualification	44

4.2	Capital Stock and Ownership	44

4.3	Due Authorization	44

4.4	No Conflict	44

4.5	Governmental Consents	45

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4.6	Binding Obligation	45

4.7	Historical Financial Statements	45

4.8	Budget	45

4.9	Adverse Proceedings	45

4.10	Payment of Taxes	45

4.11	Properties	46

4.12	Environmental Matters	46

4.13	No Defaults	47

4.14	Governmental Regulation	47

4.15	Margin Stock	47

4.16	Employee Matters	47

4.17	No Material Adverse Change	47

4.18	Employee Benefit Plans	47

4.19	Certain Fees	48

4.20	Compliance with Statutes, etc	48

4.21	Disclosure	48

4.22	Insurance	49

4.23	Intellectual Property	49

4.24	Permits, Etc	49

4.25	Regulatory Compliance	49

Section 5.	AFFIRMATIVE COVENANTS	52

5.1	Financial Statements and Other Reports	52

5.2	Existence	54

5.3	Payment of Taxes and Claims	54

5.4	Maintenance of Properties	55

5.5	Insurance	55

5.6	Books and Records; Inspections	55

5.7	Chapter 11 Milestones	56

5.8	Compliance with Laws	56

5.9	Environmental	56

5.10	Subsidiaries	57

5.11	Bankruptcy Cases	58

5.12	Lender Meetings	58

5.13	Further Assurances	58

5.14	Use of Proceeds	58

x

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5.15	Control Agreements	58

5.16	Health Regulatory Matters	59

5.17	Compliance with Budget	59

5.18	Adequate Protection Payments	59

Section 6.	NEGATIVE COVENANTS	59

6.1	Indebtedness	60

6.2	Liens	60

6.3	No Further Negative Pledges	62

6.4	Restricted Junior Payments	62

6.5	Restrictions on Subsidiary Distributions	62

6.6	Investments	62

6.7	[Reserved]	63

6.8	Fundamental Changes; Disposition of Assets, Acquisitions	63

6.9	Disposal of Subsidiary Interests; Pledge of Prepetition Mortgaged Property	64

6.10	Sales and Lease Backs	64

6.11	Transactions with Shareholders and Affiliates	65

6.12	Conduct of Business	65

6.13	[Reserved]	65

6.14	Amendments or Waivers with respect to Subordinated Indebtedness and Junior Lien Indebtedness	65

6.15	Fiscal Year	65

6.16	Prepayments of Certain Indebtedness	65

6.17	Amendments to Organizational Agreements	65

6.18	Issuance of Disqualified Capital Stock	65

6.19	Prohibited Conduct	66

6.20	Additional Restrictions on the Credit Parties.	67

Section 7.	GUARANTY BY GUARANTORS; SECURITY AGREEMENT BY CREDIT PARTIES	67

7.1	Guaranty of the Obligations	67

7.2	Contribution by Guarantors	67

7.3	Payment by Guarantors	68

7.4	Liability of Guarantors Absolute	68

7.5	Waivers by Guarantors	70

7.6	Guarantors’ Rights of Subrogation, Contribution, etc	70

7.7	Subordination of Other Obligations	71

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7.8	Continuing Guaranty	71

7.9	Authority of Guarantors or Borrower	71

7.10	Financial Condition of Borrower	71

7.11	Bankruptcy, etc	71

7.12	Discharge of Guaranty Upon Sale of Guarantor	72

7.13	Taxes	72

7.14	Grant of Security Interest	72

7.15	No Additional Perfection Steps Required	73

7.16	Administrative Priority	73

Section 8.	EVENTS OF DEFAULT	74

8.1	Events of Default	74

Section 9.	DIP AGENT	76

9.1	Appointment of Agents	76

9.2	Powers and Duties	76

9.3	General Immunity	76

9.4	DIP Agent Entitled to Act as DIP Lender	78

9.5	DIP Lenders’ Representations, Warranties and Acknowledgment	78

9.6	Right to Indemnity	78

9.7	Successor Agents	79

9.8	Collateral Documents and Guaranty	80

9.9	Posting of Approved Electronic Communications	81

9.10	New York Real Property Law	82

Section 10.	MISCELLANEOUS	82

10.1	Notices	82

10.2	Expenses	82

10.3	Indemnity	83

10.4	Set Off	84

10.5	Amendments and Waivers	84

10.6	Successors and Assigns; Participations	86

10.7	Special Purpose Funding Vehicles	88

10.8	Independence of Covenants	89

10.9	Survival of Representations, Warranties and Agreements	89

10.10	No Waiver; Remedies Cumulative	89

10.11	Marshalling; Payments Set Aside	89

10.12	Severability	90

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10.13	Obligations Several; Independent Nature of DIP Lenders’ Rights	90

10.14	Headings	90

10.15	APPLICABLE LAW	90

10.16	CONSENT TO JURISDICTION	90

10.17	WAIVER OF JURY TRIAL	91

10.18	Confidentiality	91

10.19	Usury Savings Clause	92

10.20	Counterparts	92

10.21	Effectiveness	92

10.22	Patriot Act	92

10.23	Disclosure and Equity Holder Information	92

10.24	Appointment for Perfection	93

10.25	Advertising and Publicity	93

10.26	Entire Agreement	93

10.27	DIP Order Controls	93

ANNEXES	A	Chapter 11 Milestones

APPENDIX	A	Notice Addresses

SCHEDULES:	I	Commitments
	3.25(a)	Regulatory Compliance
	3.25(b)	Regulatory Compliance
	3.25(c)	Regulatory Compliance
	3.25(d)	Regulatory Compliance
	3.25(f)	Regulatory Compliance
	3.25(g)	Regulatory Compliance
	4.2	Capital Stock and Ownership; Jurisdiction of Organization
	4.9	Adverse Proceedings
	4.10	Certain Tax Matters
	4.11(b)	Real Estate Assets
	4.18	Employee Benefit Plans
	4.22	Insurance
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Certain Subsidiary Restrictions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions
	7.14(a)	Pledged Investment Property
	7.14(b)	Commercial Tort Claims
EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Closing Date Certificate
	F	Certificate Regarding Non-Bank Status
	G	Acceptable Plan
	H	Plan Support Agreement
	I	Form of Makena Sales Report

DEBTOR-IN-POSSESSION
CREDIT, GUARANTY AND SECURITY AGREEMENT

This DEBTOR-IN-POSSESSION CREDIT, GUARANTY AND SECURITY AGREEMENT, dated as of December 5, 2012, is entered into by and among K-V PHARMACEUTICAL COMPANY, a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, the DIP Lenders party hereto from time to time, and SILVER POINT FINANCE, LLC (“Silver Point”), as administrative agent and collateral agent (in such capacities, together with any successors and assigns, collectively, “DIP Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on August 4, 2012 (the “Petition Date”), Borrower and certain of its Subsidiaries (collectively, “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, Borrower has requested that DIP Lenders provide it with a senior secured priming term loan credit facility of $85,000,000 (the “DIP Facility”) to be used during the Bankruptcy Cases (i) to make a payment to Hologic, Inc. (“Hologic”) pursuant to the terms of that certain Settlement Agreement, dated as of December 5, 2012, by and among Hologic, Cytyc Prenatal Products Corp. and the Borrower (on behalf of itself and the other Debtors) (the “Hologic Settlement Agreement”), (ii) for the reasonable costs and expenses of DIP Agent and DIP Lenders incurred in connection with the discussion, negotiation, preparation execution and delivery of any documents in connection with the DIP Facility, the DIP Order or the Bankruptcy Cases and (iii) for general corporate purposes and working capital during the Bankruptcy Cases in accordance with the Budget;

WHEREAS, Borrower and Guarantors have agreed to secure all of the Obligations hereunder by granting to DIP Agent, for the benefit of Secured Parties, a Lien on substantially all of their assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and all of the Non-Voting Capital Stock and sixty-five percent (65%) of the Voting Capital Stock of any first tier Foreign Subsidiaries; and

WHEREAS, subject only to the Carve-Out (as defined below), pursuant to the terms of the DIP Order, all Obligations will be secured by (i) valid priming first priority perfected Liens on substantially all of the Debtors’ assets other than (a) the Prepetition Mortgaged Property (as defined below) and (b) certain other property of the Debtors subject to validly perfected and unavoidable liens existing as of the Petition Date (or perfected after the Petition Date pursuant to section 546(b) of the Bankruptcy Code) but excluding all Liens granted with respect the Prepetition Senior Notes (as defined below)) which shall be primed, in each case, as described more fully in the DIP Order (as defined below) (collectively, the “Other Specified Collateral”) and (ii) valid second priority perfected Liens on all Other Specified Collateral (junior only to the Liens of the holders of Liens on such Other Specified Collateral);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                           DEFINITIONS AND INTERPRETATION

1.1           Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Plan” means a chapter 11 plan of reorganization with respect to the Debtors on the terms set forth on Exhibit G and otherwise in form and substance satisfactory to the Debtors and the DIP Agent (in its sole discretion).

“Adequate Protection Payments” as defined in Section 5.18.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (A) 2.00 percent (2%) per annum and (B) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of one-sixteenth of one percent (1/16 of 1%)) (i) (a) the rate per annum equal to the rate determined by DIP Agent to be the offered rate displayed as the average British Bankers Association Interest Settlement Rate which appears on Reuters Screen LIBOR01 Page for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by DIP Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date as determined by DIP Agent in accordance with its customary practices, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the knowledge of an Authorized Officer of Borrower or any of its Subsidiaries, threatened in writing by or against Borrower or any of its Subsidiaries or any property of such Borrower or any of its Subsidiaries.

“Affected DIP Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  Notwithstanding anything to the contrary herein, in no event shall any (i) DIP Agent or DIP Lender, (ii) Prepetition Senior Notes Collateral Agent or Prepetition Senior Noteholder, (iii) Prepetition Subordinated Convertible Notes Trustee or Prepetition Subordinated Convertible Noteholder, or (iv) Affiliate or Related Fund of any of the foregoing, be considered an “Affiliate” of any Credit Party due to any Person described in clause (i), (ii), (iii) or (iv) being in the capacity described in such clause.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Debtor-in-Possession Credit, Guaranty and Security Agreement, dated as of December 5, 2012, and any annexes, appendices, exhibits and schedules hereto.

“Applicable Margin” means (i) with respect to Loans that are LIBOR Rate Loans, a percentage per annum equal to 10.00 percent (10%), and (ii) with respect to Loans that are Base Rate Loans, a percentage per annum equal to 9.00 percent (9%).

“Applicable Government Agreements” means, collectively, (i) the Consent Decree, dated March 2, 2009, entered into between Borrower and the FDA, (ii) the Plea Agreement, dated March 2, 2010, entered into  by Borrower with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice and (iii) the Divestiture Agreement, November 10, 2010,  entered into by Borrower with the Office of the Inspector General of the U.S. Department of Health and Human Services, in each case, as subsequently modified or amended through written agreement or court order.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable DIP Lender.  The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“ANDA” as defined in Section 4.25(c).

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Borrower’s Subsidiaries, other than (i) inventory sold or leased in the ordinary course of business and (ii) any such sale, lease or sublease, sale and leaseback, assignment, conveyance, license, transfer or other disposition or exchange in one transaction or series of related transactions of assets with an aggregate fair market value of less than $100,000; provided that “Asset Sale” shall not be deemed to include any issuance by a Person of any of its Capital Stock to another Person.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by DIP Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president, chief financial officer or treasurer, in each case, whose signatures and incumbency have been certified to DIP Agent.

“Avoidance Actions” as defined in the DIP Order.

“Bankruptcy Cases” means the jointly administered voluntary cases of the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court titled In re K-V Discovery Solutions, Inc., et al., Case No. 12-13346 (ALG) (Jointly Administered).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.5% and (iii) three percent (3.0%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means DIP Agent and each DIP Lender.

“Borrower” as defined in the preamble hereto.

“Borrower’s Knowledge” means the actual knowledge of the chief executive officer, chief financial officer, chief operating officer, president and general counsel of Borrower and each of its Subsidiaries.

 “Budget” as defined in the DIP Order (including Permitted Budget Variance).

“Budget Covenant” as defined in Section 5.17.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, or are in fact closed, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“Carve-Out” as defined in the DIP Order.

“Cash Collateral” as defined in the DIP Order.

“Cash Collateral Accounts” means, collectively, the Insurance/Condemnation/Asset Sale Proceeds Account, the Loan Proceeds Account and the Investment Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any DIP Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a)  has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Casualty/Condemnation Event” means any event that gives rise to the receipt by Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means:

(a) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of Borrower, or of Borrower and its Subsidiaries on a consolidated basis, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(b) Borrower consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, Borrower, unless the persons that “beneficially owned” (as such term is used in Rule 13d- 3 under the Exchange Act), directly or indirectly, the shares of Borrower’s Voting Capital Stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s Voting Capital Stock representing at least a majority of the total outstanding voting power of all outstanding classes of the Voting Capital Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

(c) the following persons cease for any reason to constitute a majority of Borrower’s board of directors:

(i) individuals who on the Closing Date constituted Borrower’s board of directors; and

(ii) any new directors whose election to Borrower’s board of directors or whose nomination for election by Borrower’s stockholders was approved by at least a majority of the directors of Borrower then still in office (or by at least a majority of the members of a duly authorized committee of the directors of Borrower then still in office) either who were directors of Borrower on the Closing Date or whose election or nomination for election was previously so approved.

“Chapter 11 Milestones” means the milestones relating to the Bankruptcy Cases, as set forth on Annex A.

 “Charges” as defined in Section 10.19.

“Closing Date” as defined in Section 2.1(a)(i).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock), including, without limitation, the property described in Section 7.14, in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means this Agreement, the DIP Order, each Control Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to DIP Agent, for the benefit of Secured Parties, a perfected Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means the commitment of a DIP Lender to make or otherwise fund a Loan, and “Commitments” means such commitments of all DIP Lenders in the aggregate. The aggregate amount of the Commitments as of the Closing Date is $85,000,000 and are set forth on Schedule I (as such schedule may be adjusted on the Closing Date as set forth in Section 2.1(a)(iii)).

“Commodity Account” means any “commodity account” as defined in the UCC.

“Communications” as defined in Section 9.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” means Subsidiaries of Borrower that would be consolidated with Borrower in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreements” means a control agreement, in form and substance reasonably satisfactory to the Debtors and DIP Agent, entered into with the bank, securities intermediary or commodity intermediary at which any Deposit Account, Securities Account or Commodity Account is maintained by any Credit Party, as required to be in effect pursuant to the terms hereof or at DIP Agent’s request.

“Conversion Date” as defined in Section 3.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether a Credit Party is licensee or licensor thereunder).

“Copyrights” means all United States and foreign copyrights, including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, and (iv) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of DIP Agent, any DIP Lender or DIP Agent’s or such DIP Lender’s respective Affiliates or Related Funds in connection herewith.

“Credit Extension” means the making, conversion or continuance of a Loan.

“Credit Party” means Borrower and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Debtors” as defined in the recitals hereto.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.7.

“Defaulted Commitments” as defined in Section 2.1(a)(iii).

“Defaulted Loan” as defined in Section 2.18.

“Defaulting DIP Lender” as defined in Section 2.18.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIP Agent” as defined in the preamble hereto.

“DIP Agent’s Account” means an account at a bank designated in writing to Borrower by DIP Agent from time to time as the account into which Credit Parties shall make all payments to DIP Agent for the benefit of DIP Agent and DIP Lenders under this Agreement and the other Credit Documents.

“DIP Claims” as defined in Section 7.16.

“DIP Commitment Premium” as defined in Section 2.8(b).

“DIP Facility” as defined in the recitals hereto.

“DIP Lender” means, in its capacity as such, each financial institution listed on the signature pages hereto as a DIP Lender (including the Initial DIP Lenders), and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“DIP Order” means an order entered by the Bankruptcy Court in form and substance satisfactory to the Debtors and DIP Agent (in its sole discretion), which approves the DIP Facility on a final basis.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale event so long as any rights of the holders thereof upon the occurrence of such event shall expressly be subject to the prior repayment in full of the Loans and all other Obligations that are due and payable when the Loans are paid in full) or is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, in each case prior to the date that is 180 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time prior to the date that is 180 days after the Maturity Date, (c) contains any repurchase obligation that is not subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, (d) requires cash dividend payments prior to the date that is 180 days after the Maturity Date or (e) provides the holders of such Capital Stock with any rights to receive any cash upon the occurrence of a change of control, which rights are not subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drug Regulatory Laws” as defined in Section 4.25(c).

“Eligible Assignee” means (i) any DIP Lender, any Affiliate of any DIP Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any other Person (other than a natural Person) approved by DIP Agent in its sole discretion (such approval not to be unreasonably withheld). For the avoidance of doubt, neither Borrower nor any of its Subsidiaries shall be an “Eligible Assignee”.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any ERISA Affiliate and in respect of which any of such Persons would have any liability.

“Environmental Claim” means any investigation, written notice, written notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Release of or exposure to any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), laws, codes, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations promulgated or entered into by, or any other legally binding requirements of, any Governmental Authorities relating to (i) public health and safety (as it relates to the Release of or exposure to Hazardous Materials), protection of the environment or other environmental matters relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health and industrial hygiene (as each relates to the Release of or exposure to Hazardous Materials), land use or the protection of natural resources.

“Equity Holder Information” as defined in Section 10.23.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is (or at the relevant time was) (i) a member of a group of which any of Borrower or any of its Subsidiaries is or was a member and which is or was under common control within the meaning of Section 4001(b)(1) of ERISA or Section 414(m) or (n) of the Internal Revenue Code or (ii) for purposes of Section 412 of the Internal Revenue Code, is or was a member of a group that includes Borrower or any of its Subsidiaries and is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.  Any former ERISA Affiliate shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate and with respect to liabilities arising after such period for which Borrower could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Pension Plan; (iii) any Pension Plan is or becomes subject to the limitations of Section 436 of the Internal Revenue Code; (iv) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as such a termination; (v) the withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan or Multiple Employer Plan or the termination of any Multiemployer Plan or Multiple Employer Plan resulting in material liability to Borrower or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the imposition on Borrower or any ERISA Affiliate of any material liability under Title IV of ERISA (other than for the payment of premium to the PBGC); (vii) the imposition of liability on Borrower or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (viii) the withdrawal of Borrower or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material withdrawal liability therefor, or the receipt by Borrower or any ERISA Affiliate of notice from any Multiemployer Plan or Multiple Employer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) the occurrence of an act or omission which could give rise to the imposition on Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges which individually or in the aggregate could reasonably be expected to result in material liability under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Borrower or any ERISA Affiliate in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Cash” as defined in the DIP Order.

“Excluded Equity” means any voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary. For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of stock of such issuer entitled to vote (within the meaning of Treasury regulation § 1.956-2(c)(2)).

“Excluded Property” means, collectively, (i) Excluded Equity, (ii) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien on any property owned by any Credit Party or requires consent not obtained of any Governmental Authority, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or ineffective as a result of the Bankruptcy Cases or by the UCC or any other Requirement of Law, (iii) any property owned by any Credit Party that is subject to a purchase money Lien or a Capital Lease if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Credit Party and its Affiliates as a condition to the creation of any other junior Lien on such property (unless such prohibition or consent requirement has been rendered unenforceable or ineffective as a result of the Bankruptcy Cases), (iv) to the extent set aside in accordance with the Budget, deposit accounts exclusively for payroll, payroll taxes and other employee wage and benefit payments or other fiduciary accounts, (v) any United States “intent to use” Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such United States “intent to use” Trademark applications under applicable federal law, (vi) deposits of cash or Cash Equivalents or similar Investments permitted under this Agreement to the extent that a grant of a junior Lien hereunder on such deposits is prohibited by any agreement related to such deposit (unless such prohibition has been rendered unenforceable or ineffective as a result of the Bankruptcy Cases), and (vii) Avoidance Actions and proceeds thereof; provided, however, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, DIP Agent or a DIP Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such DIP Agent or DIP Lender being organized under the laws of, or having its principal office or, in the case of any DIP Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a DIP Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such DIP Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such DIP Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such DIP Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such DIP Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such DIP Lender or DIP Agent’s failure to comply with Section 2.16(e) (other than as a result of any change in applicable law after the date a DIP Lender becomes a party to this Agreement or, with respect to a Participant, the date the Participant acquired its participation) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, with respect to any DIP Lender, as of any date of determination, the outstanding principal amount of the Loans of such DIP Lender and such DIP Lender’s undrawn Commitment.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“First Lien Exit Term Loan Credit Agreement” as defined in Section 3.2.

“FDCA” as defined in Section 4.25(c).

“FDA” means the United States Food and Drug Administration.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations on such day received by DIP Agent from three federal funds brokers of recognized standing selected by it.

“Federal Health Care Programs” as defined in Section 4.25(h).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of an Authorized Officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case, in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject in all cases to the priorities set forth in the DIP Order, (i) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien and (ii) such Lien is the most senior Lien in priority to which such Collateral is subject, other than, in the case of Other Specified Collateral, Liens in favor of the holders of Liens on such Other Specified Collateral.

“Fiscal Month” means a four fiscal week period of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Consolidated Subsidiaries.

“Flood Hazard Property” means any Real Estate Asset which is part of the Collateral and which contains improvements located in a “flood hazard area” on the most current applicable Flood Insurance Rate Map published by the Federal Emergency Management Agency for such Real Estate.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding” as defined in Section 2.1(a)(i).

“Funding Default” as defined in Section 2.18.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof; provided, however, that if Borrower notifies DIP Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if DIP Agent notifies Borrower that DIP Agent or the Requisite DIP Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign state or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Government Pricing Program Obligations” as defined in Section 4.25(i).

“Granting DIP Lender” as defined in Section 10.7.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the purpose of which is to provide assurance to an obligee that the Indebtedness or other obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for Indebtedness or other obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or other obligation or any security therefor, or to provide funds for the payment or discharge of such Indebtedness or other obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the purpose thereof is as described in clause (a) above; provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Borrower’s Subsidiaries signatory hereto on the Closing Date and each other Person required to become a Guarantor pursuant to Section 5.10.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Authority or as to which liability is imposed as a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Regulatory Laws” as defined in Section 4.25(g).

“Highest Lawful Rate” as defined in Section 10.19.

“Historical Financial Statements” means the following delivered by Borrower to DIP Agent on or prior to the Closing Date: (i) the audited consolidated financial statements of Borrower and its Consolidated Subsidiaries, for the Fiscal Year ended March 31, 2012, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such Fiscal Year, and (ii)  consolidated financial statements of Borrower and its Consolidated Subsidiaries for the Fiscal Quarter ended September 30, 2012, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such Fiscal Quarter.

“Hologic” as defined in the preamble hereto.

“Hologic Settlement Agreement” as defined in the preamble hereto.

“Hologic Settlement Agreement Order” means an order entered by the Bankruptcy Court approving all aspects of the Hologic Settlement Agreement in the form annexed as an exhibit to the motion filed by the Debtors on December 5, 2012 with the Bankruptcy Court seeking approval by the Bankruptcy Court of the Hologic Settlement Agreement and any changes thereto that are acceptable to DIP Agent.

“Increased Cost DIP Lender” as defined in Section 2.19.

“IND” as defined in Section 4.25(c).

“Indebtedness” as applied to any Person, means, without duplication: (i) all indebtedness for borrowed money; (ii) the capitalized amount with respect to Capital Leases that would appear on a balance sheet of such Person in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments; (iv) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than twelve (12) months and accrued expenses incurred in the ordinary course of business); (v) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all Indebtedness of others secured by any Lien on any property or asset owned by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the maximum amount (after giving effect to any prior reductions or drawings which have been reimbursed), of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) any Guarantee or liability as a co-obligor or co-maker of Indebtedness of another Person; (ix) the net obligations of such Person in respect of any Interest Rate Agreement, Currency Agreement and any other Rate Management Transaction, whether entered into for hedging or speculative purposes; and (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person.  Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person, except to the extent such Person’s liability for such Indebtedness is otherwise limited.  For all purposes hereof, the Indebtedness of Borrower and its Subsidiaries shall exclude customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person. The amount of any net obligation under any Rate Management Transaction on any date shall be deemed to be the Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (vi) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses (including the reasonable out-of-pocket costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), damages (including natural resource damages), penalties, claims (including Environmental Claims), and related reasonable out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the DIP Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), or (ii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Information” as defined in Section 10.18.

“Initial DIP Lenders” means, collectively, each of the entities set forth on Schedule I as in effect on the Closing Date (as such schedule may be adjusted on the Closing Date as set forth in Section 2.1(a)(iii)), in each case, in its capacity as a DIP Lender.

“Insurance” means (i) all insurance policies covering any or all of the Collateral (regardless of whether DIP Agent is the loss payee thereof) and (ii) any key man life insurance or business interruption policies.

“Insurance/Condemnation/Asset Sale Proceeds Account” means the Deposit Account or Securities Account of Borrower established at an institution reasonably satisfactory to DIP Agent for the purposes described in Sections 2.10(a) and (b); provided that DIP Agent shall at all times have a perfected First Priority Lien on such account and sole dominion and control over it, pursuant to the DIP Order and a Control Agreement reasonably acceptable to DIP Agent (to be entered into within sixty (60) Business Days after the Closing Date or such other period as DIP Agent may prescribe, in its sole discretion).

“Intellectual Property” means all right, title and interest in or to intellectual property and industrial property, including, but not limited to, all Copyrights, IP Licenses, Patents, Trademarks and Trade Secrets.

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, (i) the last day of each calendar month, commencing on the first such date to occur after the Closing Date, and (ii) the Maturity Date of such Loan; and (b) any Loan that is a LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one (1) month, as specified by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Loan shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement for the purpose of hedging interest rate exposure.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute, in each case together with the regulations promulgated and rulings issued thereunder.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect purchase or other acquisition for value, by Borrower or any of its Subsidiaries, of any Capital Stock of any other Person; (iii) any direct or indirect loan, advance or capital contributions by Borrower or any of its Subsidiaries to any other Person, (iv) any direct or indirect Guarantee of any obligations of any other Person; and (v) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Account” means a Securities Account of Borrower established at an institution reasonably satisfactory to DIP Agent (it being agreed that Fifth Third Bank is acceptable) for the purpose of maintaining the balance sheet and Cash Equivalents of Borrower after the Closing Date; provided that DIP Agent shall at all times have a perfected First Priority Lien on such account and springing dominion and control over it, in each case pursuant to the DIP Order and a Control Agreement reasonably acceptable to DIP Agent (to be entered into within forty (40) Business Days after the Closing Date or such other period as DIP Agent may prescribe, in its sole discretion).

“IP Licenses” means any and all agreements providing for the granting of any right in or to Intellectual Property (whether a Credit Party is licensee or licensor thereunder), including, but not limited to, the Copyright Licenses, the Patent Licenses, the Trademark Licenses, and the Trade Secret Licenses.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Lien Indebtedness” means Indebtedness in respect of the Prepetition Senior Note Documents.

“Lease” means any lease or sublease of real property under which a Credit Party is the lessee or sublessee.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment by way of security, security interest, charge or encumbrance of any kind, including, in the case of real property, any easement, restrictive covenant, encroachment or other survey defect or right of first refusal (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a term loan made by a DIP Lender to Borrower pursuant to the terms hereof.

“Loan Proceeds Account” means the Deposit Account or Securities Account established by DIP Agent in its own name and under its sole dominion and control, to be used by Borrower for the purposes described in Sections 2.1(b) and (c).

“Makena Agreement” means that certain asset purchase agreement, dated as of January 16, 2008, between Borrower and Hologic, as amended from time to time prior to the Petition Date.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, properties, assets or financial condition of Borrower and the other Credit Parties taken as a whole (other than (A) as described in the “first day” pleadings, motions or orders filed or entered in the Bankruptcy Cases or (B) as has resulted or may customarily result as a consequence of the commencement of the Bankruptcy Cases); (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform their Obligations; (iii) the legality, validity, binding effect, or enforceability against the Credit Parties (taken as a whole) of a Credit Document; (iv) DIP Agent’s Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens; (v) the rights, remedies and benefits available to, or conferred upon, DIP Agent, any DIP Lender or any other Secured Party under any Credit Document; or (vi) Debtors’ ability to implement the Acceptable Plan (other than as a result of any material breach of obligation by the DIP Agent or any DIP Lender under this Agreement).

 “Maturity Date” means the earliest of (i) the first anniversary of the Closing Date, (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise or (iii) the effective date of a chapter 11 plan in the Bankruptcy Cases.

“Minimum Funding Amount” means $67,500,000.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees or former employees of Borrower or any ERISA Affiliate and at least one Person other than Borrower and the ERISA Affiliates or (ii) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability under Section 4063 or 4064 of ERISA in the event such plan has been or were to be terminated.

“NDA” as defined in Section 4.25(c).

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) the sum of cash payments and Cash Equivalents received by Borrower or any of its Subsidiaries from such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) the sum of, without duplication, (a) taxes paid by Borrower or any of its Subsidiaries in connection with such Asset Sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) any actual payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans) that is secured by a senior Lien on the stock or assets in question (which Lien has not been primed by the Liens granted to DIP Agent hereunder) and that is required to be repaid under the terms thereof as a result of such Asset Sale, unless superseded hereby and by the DIP Order, and (c) the out-of-pocket expenses (including reasonable attorneys’ fees, investment banking fees, accounting fees and other reasonable professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes and reasonable brokerage, consultant and other commissions and fees) actually incurred by Borrower or any of its Subsidiaries in connection with such Asset Sale; it being understood that “Net Asset Sale Proceeds” shall include any cash or Cash Equivalents received upon the sale of any non-cash consideration received by Borrower or any of its Subsidiaries in any such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any cash payments or proceeds received by Borrower or any of its Subsidiaries in connection with any Casualty/Condemnation Event (a) under any casualty insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) the sum of, without duplication, (a) taxes paid by Borrower or any of its Subsidiaries in connection with such Casualty/Condemnation Event (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) any actual payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such Casualty/Condemnation Event, and (c) the out-of-pocket expenses (including reasonable investment banking fees, attorneys’ fees, accounting fees and other reasonable professional and transactional fees, and other reasonable fees and expenses) actually incurred by Borrower or any of its Subsidiaries in connection with such Casualty/Condemnation Event; it being understood that “Net Insurance/Condemnation Proceeds” shall include any cash or Cash Equivalents received upon the sale of any non-cash consideration received by Borrower or any of its Subsidiaries in any such Casualty/Condemnation Event.

“Non-Consenting DIP Lender” as defined in Section 2.19.

“Non-U.S. DIP Lender” as defined in Section 2.16(f).

“Non-Voting Capital Stock” means, with respect to any issuer of Capital Stock, the Capital Stock of such issuer that is not Voting Capital Stock.

“Note” means a promissory note in the form of Exhibit B.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all liabilities and obligations of every nature of each Credit Party and its Subsidiaries from time to time owed to the DIP Agent, the DIP Lenders, any of DIP Agent’s or DIP Lender’s respective Affiliates or Related Funds, or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, premiums, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Obligee Guarantor” as defined in Section 7.7.

“Official Committee” means the official committee of unsecured creditors appointed by the U.S. Trustee in the Bankruptcy Cases.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Specified Collateral” as defined in the recitals.

“Other Connection Taxes” means, with respect to any DIP Lender or DIP Agent, Taxes imposed as a result of a present or former connection between such DIP Lender or DIP Agent and the jurisdiction imposing such Tax (other than connections arising from such DIP Lender or DIP Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery or, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

 “Parent Company” means, with respect to a DIP Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such DIP Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such DIP Lender.

“Participant” as defined in Section 10.6(h).

“Participant Register” as defined in Section 10.6(h).

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether a Credit Party is licensee or licensor thereunder).

“Patents” means all United States and foreign patents and certificates of invention, supplementary protection certificates or similar industrial property rights, and applications for any of the foregoing, including all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, all rights corresponding thereto throughout the world, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Benefit Plan (other than a Multiemployer Plan) that is a “defined benefit plan” (as defined in Section 414(j) of the Code and Section 3(35) of ERISA).

“Permitted Budget Variance” means the percentage deviation for certain operating expenditure line items in the Budget as set forth in Section 5.17.

“Permitted Financing Liens” means the Liens existing on the Petition Date in favor of (i) the Prepetition Mortgage Lender with respect to the Prepetition Mortgaged Property and (ii) the Prepetition Senior Notes Collateral Agent with respect to the Prepetition Senior Note Documents, and, in each case, all replacement Liens granted in connection therewith under the DIP Order.

“Permitted Holders” means the lineal descendants of Victor M. Hermelin and their immediate families.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” as defined in the recitals hereto.

“PIK Interest” as defined in Section 2.5.

“Platform” as defined in Section 9.9(b).

“Pledged Certificated Stock” means all certificated securities and any other Capital Stock of any Person evidenced by a certificate, instrument or other similar document (as defined in the UCC), in each case owned by any Credit Party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time. Pledged Certificated Stock excludes any Excluded Property.

“Pledged Investment Property” means any investment property of any Credit Party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including any Pledged Stock.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Capital Stock of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Credit Party as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company, all right, title and interest of any Credit Party in, to and under any Organizational Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, to the extent such interests are not certificated. Pledged Uncertificated Stock excludes any Excluded Property.

“Prepayment Date” as defined in Section 2.11(c).

“Prepetition Mortgage Lender” means U.S. Bank, National Association, as lender under the Prepetition Mortgage Loan Agreement.

“Prepetition Mortgage Loan Agreement” means that certain Deed of Trust, Leasehold Deed of Trust, Security Agreement and Fixture Filing dated March 23, 2006, by MECW, LLC, a Delaware limited liability company, as grantor, to Steve Dieckmann, as trustee, for the benefit of the LaSalle Bank National Association, as beneficiary, as amended and modified by that certain Note, Deed of Trust, Leasehold Deed of Trust, Security Agreement and Fixture Filing, and Other Loan Documents Modification and Spreader Agreement dated August 8, 2011, by MECW, LLC, a Delaware limited liability company, as grantor/borrower, and U.S. Bank, National Association, as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through certificates, Series 2006-LDP7, as grantee/lender (and as otherwise amended, supplemented or otherwise modified from time to time), and with respect to which Borrower provided a guaranty in respect of the same.

“Prepetition Mortgage Loan Documents” means the Prepetition Mortgage Loan Agreement and any notes, documents or instruments executed in connection therewith.

“Prepetition Mortgaged Property” means each Real Estate Asset mortgaged as security for the Prepetition Mortgage Loan Agreement for the benefit of the Prepetition Mortgage Lender prior to the Petition Date.

“Prepetition Senior Note Documents” means the “Collateral Documents” as defined in the Prepetition Senior Notes Indenture, the Prepetition Senior Notes and each other document executed in connection with the Prepetition Senior Notes Indenture.

“Prepetition Senior Noteholders” means the holders, from time to time, of the Prepetition Senior Notes.

“Prepetition Senior Notes” means the “Securities” as defined in the Senior Notes Indenture.

“Prepetition Senior Notes Collateral Agent” means Wilmington Trust National Association (as successor by merger to Wilmington Trust FSB) in its capacity as collateral agent under the Prepetition Senior Note Documents.

“Prepetition Senior Notes Indenture” means the 12% Senior Secured Notes Indenture, dated as of March 17, 2011 (as amended, supplemented or otherwise modified from time to time) by Borrower, each of the guarantors from time to time party thereto and the Prepetition Senior Notes Trustee.

“Prepetition Senior Notes Trustee” means Wilmington Trust National Association (as successor by merger to Wilmington Trust FSB) in its capacity as trustee under the Prepetition Senior Notes Indenture.

“Prepetition Subordinated Convertible Note Documents” means the Prepetition Subordinated Convertible Notes and each other document executed in connection with the Prepetition Subordinated Convertible Notes Indenture.

“Prepetition Subordinated Convertible Noteholders” means the holders, from time to time, of the Prepetition Subordinated Convertible Notes.

“Prepetition Subordinated Convertible Notes” means the “Securities” as defined in the Prepetition Subordinated Convertible Notes Indenture.

 “Prepetition Subordinated Convertible Notes Indenture” means the Indenture, dated as of May 16, 2003 (as amended, supplemented or otherwise modified from time to time) by Borrower and the Prepetition Subordinated Convertible Notes Trustee.

“Prepetition Subordinated Convertible Notes Trustee” means Deutsche Bank Trust Company Americas, as trustee under the Prepetition Subordinated Convertible Notes Indenture.

 “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DIP Agent or any other DIP Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means DIP Agent’s “Principal Office” as set forth on Appendix A, or such other office as DIP Agent may from time to time designate in writing to Borrower and each DIP Lender.

“Pro Rata Share” means, with respect to any DIP Lender, the percentage obtained by dividing (i) the Exposure of that DIP Lender, by (ii) the aggregate Exposure of all DIP Lenders.

“Qualified Capital Stock” means Capital Stock that is not Disqualified Capital Stock.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate Asset” means, at any time of determination, (i) the leasehold interest created by any Lease or (ii) any fee interest in real property then owned by any Credit Party.

“Register” as defined in Section 2.4(a).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any DIP Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such DIP Lender or by an Affiliate of such investment advisor. With respect to any Silver Point Party, Related Fund shall also include any swap counterparty, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which a Silver Point Party may leverage its investments from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement DIP Lender” as defined in Section 2.19.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, and legally binding rules, regulations, guidelines, ordinances, orders, judgments, writs, injunctions and decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite DIP Lenders” means one or more DIP Lenders (excluding Defaulting DIP Lenders) having or holding Exposure representing more than fifty percent (50%) of the aggregate Exposure of all DIP Lenders (excluding Defaulting DIP Lenders).

“Restricted Junior Payment” means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class or in shares of Qualified Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value (except to the extent paid in shares of Qualified Capital Stock), direct or indirect, of any shares of any class of stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding; (iii) any payment (except to the extent paid in shares of Qualified Capital Stock) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding; (iv) management, consulting or similar fees payable to any Affiliate of any Debtor (other than to the extent permitted by Section 6.11); and (v) (A) any payment or prepayment of principal of, or premium, if any, or interest on, or any redemption, purchase, repurchase, retirement, defeasance (including in-substance or legal defeasance) or other acquisition for value of, or any making of a sinking fund or similar payment with respect to, any Junior Lien Indebtedness or (B) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, purchase, repurchase, retirement, defeasance (including in-substance or legal defeasance) or other acquisition for value of, or any making of a sinking fund or similar payment with respect to, any Subordinated Indebtedness.  For the avoidance of doubt, no Adequate Protection Payment shall be deemed a Restricted Junior Payment.

“Returned Amounts” as defined in the DIP Order.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” means DIP Agent and DIP Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Permitted Liens” as defined in the DIP Order.

“Silver Point” as defined in the preamble hereto.

“Silver Point Party” means Silver Point Finance LLC and its Affiliates and its Related Funds.

“Software” means (i) all computer programs, including source code and object code versions, (ii) all data, databases and compilations of data, whether machine readable or otherwise, and (iii) all documentation, training materials and configurations related to any of the foregoing.

“Solicitation Motion” as defined on Annex A.

“SPC” as defined in Section 10.7.

“Subordinated Indebtedness” means (a) any Indebtedness (i) having a maturity date that is at least 180 days after the Maturity Date; (ii) requiring no payments of any principal or interest (except for interest that is paid-in-kind) or any other amounts in respect of such Indebtedness to be made prior to the date this is 180 days after the Maturity Date and no such payments shall be made; and (iii) which is subordinated in right of payment to the Obligations in a manner reasonably satisfactory to DIP Agent may require and (b) the Prepetition Subordinated Convertible Notes but, in any event, shall not include any Junior Lien Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (other than stock and other interests having such power only by reason of the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a nominee or a qualifying share of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, and any interest, penalties or additional amounts thereon.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts (whether or not distributable) by DIP Agent, a DIP Lender or Participant or any Tax Related Person of any of the foregoing.

“Terminated DIP Lender” as defined in Section 2.19.

“Termination Value” means, in respect of any one or more Rate Management Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Management Transactions, (a) for any date on or after the date such Rate Management Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Rate Management Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Management Transactions (which may include a DIP Lender or an Affiliate of a DIP Lender).

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Credit Party is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets and other confidential and proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form (including confidential and proprietary delivery routes) and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether a Credit Party is licensee or licensor thereunder).

“Trademarks” means all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, all registrations and applications for any of the foregoing including all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Type of Loan” means either a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (iii) of Section 2.16(f).

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of New York.

“Voting Capital Stock” means, as to any issuer of Capital Stock, the issued and outstanding shares of each class of Capital Stock of such issuer entitled to vote (within the meaning of Treasury regulation § 1.956-2(c)(2)).

“Waivable Prepayment” as defined in Section 2.11(c).

“Withdrawal Liquidity Condition” as defined in Section 2.1(c)(i).

1.2           Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to DIP Lenders pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, and except as otherwise prescribed herein, calculations in connection with definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3           Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Annex, Appendix, Schedule or Exhibit shall be to a Section, an Annex, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “certificated security”, “chattel paper”, “commercial tort claim”, “electronic chattel paper”, “equipment”, “fixture”, “general intangible”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record” and “supporting obligation”. The term “insider” as used herein has the meaning given to such term in the Bankruptcy Code.

1.4           Timing of Performance.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  When the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

SECTION 2.                           LOANS

2.1           Loans.

(a)           Commitments.  (i)  Subject to the terms and conditions hereof and the DIP Order, each DIP Lender severally agrees to make Loans to Borrower in an amount equal to such DIP Lender’s Commitment. Subject to the terms and conditions hereof and the DIP Order, Borrower shall make a full borrowing under the Commitments (the “Funding”), on the date of the entry of the DIP Order or a later date mutually agreed upon between Borrower and DIP Agent (but in accordance with the terms of the DIP Order) and upon the satisfaction (or waiver by DIP Agent, in its sole discretion) of the conditions precedent set forth in Section 3.1 (such date, the “Closing Date”); provided, that all such Commitments shall terminate automatically on January 1, 2013 to the extent that the Closing Date has not occurred on or prior to December 31, 2012 (or such later date as agreed to by Borrower and DIP Agent (in its sole discretion)).

(ii)           Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.9 and 2.10, all principal and other amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

(iii)           In the event that, on the Closing Date, Initial DIP Lenders fund Loans in an aggregate amount of at least the Minimum Funding Amount and there are any Defaulting DIP Lenders, each Initial DIP Lender that is not a Defaulting DIP Lender shall have the option, in its sole discretion, to increase its Commitments, on a pro rata basis, to replace the Commitments of any Defaulting DIP Lender not funded on the Closing Date (“Defaulted Commitments”) by funding an amount equal to its pro rata share (excluding the Commitments of any Defaulting DIP Lenders) of such the Defaulted Commitments into the Loan Proceeds Account within five Business Days after the Closing Date.  For the avoidance of doubt, (i) no DIP Lender shall have any obligation to increase its Commitment pursuant to this Section 2.1(a)(iii), (ii) in no event shall the aggregate Commitments exceed $85,000,000 and (iii) nothing contained in this Agreement shall be deemed to limit the rights and remedies of Borrower, DIP Agent and each DIP Lender against such Defaulting DIP Lender with respect to any Funding Default.

(b)           Borrowing Mechanics for Loans.

(i)           Borrower shall deliver to DIP Agent a fully executed Funding Notice no later than three (3) Business Days (or such shorter period as may be reasonably acceptable to DIP Agent or as may be prescribed under the DIP Order) prior to the Closing Date. Promptly upon receipt by DIP Agent of such Funding Notice, DIP Agent shall notify each DIP Lender of the proposed borrowing.  DIP Agent and DIP Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by DIP Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to DIP Agent), it being understood that no DIP Lender nor DIP Agent shall be obligated in any manner with respect to the funding of any Loan in the absence of the receipt by DIP Agent of a completed and executed Funding Notice. DIP Agent and each DIP Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request the Loans on behalf of Borrower until DIP Agent receives written notice to the contrary.  DIP Agent and DIP Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii)           Each DIP Lender shall make its Pro Rata Share of the Funding available to DIP Agent not later than 11:00 a.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, to DIP Agent’s Account. DIP Agent shall make the proceeds of the Funding, upon the occurrence of the Closing Date available to Borrower on the Closing Date (but subject, in all cases, to Section 2.1(c)), by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by DIP Agent from DIP Lenders to be credited to the Loan Proceeds Account.

(c)           Withdrawal of Funds from Loan Proceeds Account.

(i)           Borrower may request that DIP Agent release funds held in the Loan Proceeds Account from time to time (but no more frequently than once each Business Day) to be used for the purposes described in Section 2.3, and DIP Agent shall release such funds upon Borrower’s delivery of a written notice to DIP Agent specifying the amount to be withdrawn and certifying that (A) no Default or Event of Default has occurred and is continuing or would result from such withdrawal and use of such funds, (B) after giving effect to such withdrawal and uses of such funds, Borrower shall be in pro forma compliance with the Budget Covenant and (C) the intended use of proceeds is in compliance with the Budget Covenant; provided, that in no event shall Borrower have access to the amounts remaining in the Loan Proceeds Account on any day on which the aggregate amount of all cash and Cash Equivalents of Debtors (after giving effect to the proposed withdrawal from the Loan Proceeds Account) would exceed $7,500,000 (the “Withdrawal Liquidity Condition”).

(ii)           On any date on which the Loans shall have been accelerated, any amounts remaining in the Loan Proceeds Account, as the case may be, shall be applied to reduce the Loans then outstanding, in accordance with Section 2.11(b).

(iii)           For the avoidance of doubt, none of the Credit Parties shall have (and each Credit Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in the Loan Proceeds Account upon the occurrence and continuance of any Default or Event of Default.

2.2           Pro Rata Shares; Availability of Funds.

(a)           Pro Rata Shares.  All Loans shall be made by DIP Lenders simultaneously and proportionately to their applicable respective Pro Rata Shares, it being understood that no DIP Lender shall be responsible for any default by any other DIP Lender in such other DIP Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any DIP Lender be increased or decreased as a result of a default by any other DIP Lender in such other DIP Lender’s obligation to make a Loan requested hereunder.

(b)           Availability of Funds.  Unless DIP Agent shall have been notified by (i) any DIP Lender prior to the Closing Date that such DIP Lender does not intend to make available to DIP Agent the amount of such DIP Lender’s Loan requested on the Closing Date, DIP Agent may assume that such DIP Lender has made such amount available to DIP Agent on such date and DIP Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on any such date.  If such corresponding amount is not in fact made available to DIP Agent by such DIP Lender, DIP Agent shall be entitled to recover such corresponding amount on demand from such DIP Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to DIP Agent, at the customary rate set by DIP Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such DIP Lender does not pay such corresponding amount forthwith upon DIP Agent’s demand therefor, DIP Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to DIP Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to DIP Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any DIP Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any DIP Lender as a result of any default by such DIP Lender hereunder.

2.3           Use of Proceeds.

(a)           The proceeds of the Loans may be withdrawn from Loan Proceeds Account to fund (i) the payments contemplated by the Hologic Settlement Agreement, (ii) the reasonable costs and expenses of DIP Agent and DIP Lenders incurred in connection with the discussion, negotiation, preparation execution and delivery of any documents in connection with the DIP Facility, the DIP Order or the Bankruptcy Cases and (iii) subject to compliance with the Withdrawal Liquidity Condition, general corporate purposes and working capital during the Bankruptcy Cases in accordance with the Budget.

(b)           The proceeds of the Loans shall be applied by Borrower for uses solely to the extent that any such application of proceeds shall be in compliance with the Budget Covenant.

(c)           No portion of the proceeds of any Loan shall be used in any manner that causes such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof.

(d)           All withdrawals from the Loan Proceeds Account must be in accordance with the Budget.

2.4           Register; Notes.

(a)           Register.  DIP Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of DIP Lenders and the Loans of each DIP Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower, and a redacted version of the Register showing the entries with respect to any DIP Lender shall be available for inspection by such DIP Lender, at any reasonable time and from time to time upon reasonable prior notice. DIP Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each DIP Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates the entity serving as DIP Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as DIP Agent and its officers, directors, employees, agents and Affiliates shall constitute “Indemnitees”.

(b)           Notes.  If so requested by any DIP Lender by written notice to Borrower (with a copy to DIP Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such DIP Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of such DIP Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the second Business Day prior to the Closing Date, promptly after Borrower’s receipt of such notice), a Note or Notes to evidence such DIP Lender’s Loan.

2.5           Interest on Loans.

(a)           Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)           in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin; and

(ii)           in the case of a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

provided, that (A) at Borrower’s election (which election must be provided to DIP Agent in writing at least five (5) Business Days prior to the applicable Interest Payment Date), up to 50% of such accrued interest may be paid in kind on each Interest Payment Date by adding such portion of the accrued interest to the unpaid principal amount of the Loans on the last day of such Interest Payment Date (“PIK Interest”) (whereupon from and after any such date such additional amounts shall also accrue interest pursuant to this Section 2.5) and (B) all other accrued interest (other than PIK Interest) shall be paid in cash on each Interest Payment Date.  All accrued and unpaid interest (including PIK Interest) shall be paid in cash on the Maturity Date and on the date of any repayment or prepayment (whether pursuant to a voluntary prepayment or mandatory prepayment, acceleration or otherwise) of any Loans, with respect to the principal amount of Loans repaid or prepaid; provided, that to the extent that the Conversion Date occurs, all accrued and unpaid PIK Interest shall be capitalized on the Conversion Date and included as principal under the First Lien Exit Term Loan Credit Agreement.  The obligation of Borrower to pay PIK Interest so added shall be automatically evidenced by this Agreement.

(b)           The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Borrower and notified to DIP Agent and DIP Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to DIP Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)           In connection with LIBOR Rate Loans, there shall be no more than two (2) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, DIP Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each DIP Lender.

(d)           Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360 day year with respect to LIBOR Rate Loans and 365/366 day year with respect to Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e)           Amounts representing accrued interest which are added to the outstanding principal of Loans accruing such interest shall thereafter bear interest in accordance with Section 2.5(a) and shall otherwise be treated as Loans for purposes of this Agreement and the other Credit Documents.

2.6           Conversion/Continuation.

(a)           Subject to Section 2.14 and so long as the DIP Agent does not elect to suspend the LIBOR Rate Loan option while an Event of Default shall have occurred and then be continuing Borrower shall have the option:

(i)           to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)           upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000  in excess of that amount as a LIBOR Rate Loan.

(b)           Borrower shall deliver a Conversion/Continuation Notice to DIP Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). If for any reason a conversion or continuation of a LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or telephonic request for conversion or continuation, Borrower shall make any payments required pursuant to Section 2.14(c).

2.7           Default Interest.  Upon the occurrence and during the continuance of any Event of Default described in Section 8.1, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, that in the case of LIBOR Rate Loans, if DIP Agent shall have elected to suspend the LIBOR Rate Loan option while such Event of Default is continuing, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of DIP Agent or any DIP Lender.

2.8           Fees.

(a)           Borrower agrees to pay directly to DIP Agent, for its own account an annual administration fee in the amount of $500,000, payable in cash in advance on the Closing Date and in advance on each anniversary of the Closing Date prior to the Maturity Date. DIP Agent shall be authorized to deduct such amount from the proceeds of any Loans before depositing the remainder of the proceeds into the Loan Proceeds Account.

(b)           Borrower agrees to pay to each DIP Lender a non-refundable premium (the “DIP Commitment Premium”) in an amount equal to 3.00% of the Loans advanced by it on the Closing Date, which premium shall be due to such DIP Lender on the date such Loans are made and shall be netted out of the proceeds of such Loans.

2.9           Voluntary Prepayments.

(a)           Any time and from time to time:

(i)           with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, subject to Sections 2.9(c) and 2.12(h), in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; and

(ii)           with respect to LIBOR Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.14(c)), subject to Sections 2.9(c) and 2.12(h), in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(b)           All such prepayments shall be made:

(i)           upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii)           upon not less than three (3) Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given by Borrower to DIP Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to DIP Agent (and DIP Agent will promptly transmit such telephonic or original notice for Loans by telecopy or telephone to each DIP Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(c)           Prepayment Premium.  In the event that all or any portion of the Loans are voluntarily prepaid pursuant to Section 2.9 such prepayment will be made at 102% of the amount repaid.

2.10           Mandatory Prepayments.

(a)           Asset Sales.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds (other than from any Asset Sales permitted by Sections 6.8(b), (c), (e), (f) or (g), Borrower shall cause an aggregate amount equal to such Net Asset Sale Proceeds to be applied to repay the Obligations in accordance with Section 2.11(b) provided, that so long as no Default or Event of Default shall have occurred and be continuing at such time, Borrower may elect (x) not to apply such Net Asset Sale Proceeds to such repayment of the Obligations and (y) instead to invest, directly or through one or more of the other Credit Parties, such Net Asset Sale Proceeds within 90 days after receipt thereof in the replacement of the applicable assets thereof or otherwise in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Credit Parties; provided further, that if the aggregate Net Asset Sale Proceeds pending any such application or investment exceeds $500,000  at any time during the term of this Agreement, then the aggregate amount of such Net Asset Sale Proceeds exceeding $500,000 shall be deposited and held in a Insurance/Condemnation/Asset Sale Proceeds Account, and such Net Asset Sale Proceeds shall be subject to the withdrawal by Borrower to be applied to such investment at any time so long as no Default or Event of Default shall have occurred and be continuing at such time provided that any such funds that are so withdrawn are promptly invested by Borrower in accordance with this Section 2.10(a) or used to repay Obligations in accordance with this Section 2.10(a); and provided further, that  if any such Net Asset Sale Proceeds are not so reinvested within the 90 day period or if Borrower reasonably determine that such Net Asset Sale Proceeds are no longer intended to be so reinvested, then an amount (including funds on deposit in the Insurance/Condemnation/Asset Sale Proceeds Account for such Net Asset Sale Proceeds, if any) equal to such Net Asset Sale Proceeds shall be applied within five (5) Business Days thereafter to the prepayment of the Obligations in accordance with Section 2.11(b).    The Borrower’s reinvestment rights pursuant to this clause (a) shall only apply with respect to an aggregate amount of Net Asset Sale proceeds up to $1,000,000 during the term of this Agreement and any additional Net Asset Sale Proceeds shall be required to repay the Obligations in accordance with Section 2.11(b).

(b)           Insurance/Condemnation Proceeds.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, Borrower shall cause an aggregate amount equal to such Net Insurance/Condemnation Proceeds to be applied to repay the Obligations in accordance with Section 2.11(b); provided, that so long as no Default or Event of Default shall have occurred and be continuing at such time, Borrower may elect (x) not to apply such Net Insurance/Condemnation Proceeds to such repayment of the Obligations and (y) instead to invest, directly or through one or more of the other Credit Parties, such Net Insurance/Condemnation Proceeds within 90 days after receipt thereof in the repair, restoration or replacement of the applicable assets thereof or otherwise in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Credit Parties; provided further, that if the aggregate Net Insurance/Condemnation Proceeds pending any such application or investment exceeds $500,000  at any time during the term of this Agreement, then the aggregate amount of such Net Insurance/Condemnation Proceeds exceeding $500,000 shall be deposited and held in an Insurance/Condemnation/Asset Sale Proceeds Account, and such Net Insurance/Condemnation Proceeds shall be subject to the withdrawal by Borrower to be applied to such investment at any time so long as no Default or Event of Default shall have occurred and be continuing at such time provided that any such funds that are so withdrawn are promptly invested by Borrower in accordance with this Section 2.10(b) or used to repay Obligations in accordance with this Section 2.10(b); and provided further, that  if any such Net Insurance/Condemnation Proceeds are not so reinvested within the 90 day period or if Borrower reasonably determine that such Net Insurance/Condemnation Proceeds are no longer intended to be so reinvested, then an amount (including funds on deposit in the Insurance/Condemnation/Asset Sale Proceeds Account, if any) equal to such Net Insurance/Condemnation Proceeds shall be applied within five (5) Business Days thereafter to the prepayment of the Obligations in accordance with Section 2.11(b).

(c)           Issuance of Debt.  No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall cause an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting and other reasonable discounts, commissions, costs and other reasonable out-of-pocket fees, transfer and similar taxes, reasonable attorneys’, investment banking and accountants’ fees, and other reasonable out-of-pocket costs and expenses actually incurred by Borrower or any of its Subsidiaries directly in connection therewith, to be applied to repay the Obligations in accordance with Section 2.11(b).

(d)           Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.10(a)-(c) Borrower shall deliver to DIP Agent a certificate of an Authorized Officer demonstrating the calculation in reasonable detail of the amount giving rise to the prepayment. In the event that Borrower shall subsequently determine that the actual amount required to be prepaid pursuant to the applicable clause of Section 2.10 exceeded the amount set forth in such certificate, Borrower shall promptly cause an amount equal to such excess to be applied to repay Obligations in accordance with Section 2.11(b), and Borrower shall concurrently therewith deliver to DIP Agent a certificate of an Authorized Officer demonstrating in reasonable detail such excess.

2.11           Application of Prepayments.

(a)           Application of Voluntary Prepayments of Loans.  Any voluntary prepayment of any Loan pursuant to Section 2.9 shall be applied to repay all outstanding Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b)           Application of Mandatory Prepayments.  Any mandatory prepayment of any Loan pursuant to Section 2.10 shall be applied as follows:

first, to the payment of all expenses and fees then due and payable under any Credit Document to the full extent thereof;

second, to the payment of any accrued interest thereon at the Default Rate, if any;

third, to the payment of any accrued interest thereon (other than that calculated at the Default Rate and paid in clause “second” above);

forth, to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof);

fifth, to the payment of any other outstanding Obligations; and

sixth,  any remainder shall be for the account of and paid to Borrower or whoever else may be lawfully entitled thereto.

(c)           Waiver of Certain Prepayments.  Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Prepayment”), not less than three (3) Business Days prior to the date (the “Prepayment Date”) on which Borrower is required to make such Waivable Prepayment Borrower shall notify DIP Agent of the amount of such prepayment, and DIP Agent will promptly thereafter notify each DIP Lender holding  outstanding Loans of the amount of such DIP Lender’s Pro Rata Share of such Waivable Prepayment and such DIP Lender’s option to refuse such amount. Each such DIP Lender may exercise such option by giving written notice to Borrower and DIP Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any DIP Lender which does not notify Borrower and DIP Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Prepayment Date, Borrower shall pay to DIP Agent the amount of the Waivable Prepayment in an amount equal to that portion of the Waivable Prepayment payable to those DIP Lenders that have elected not to exercise such option, to prepay the Loans of such DIP Lenders on a pro rata basis, and Borrower may retain any excess, which may be used for any purpose in accordance with the Budget.

(d)           Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans.  Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.14(c).

2.12           General Provisions Regarding Payments and Notices.

(a)           All payments made by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to DIP Agent not later than 1:00 p.m. (New York City time) on the date due to DIP Agent’s Account for the account of DIP Lenders; funds received by DIP Agent after that time on such due date shall be deemed to have been paid by Borrower on the next Business Day.

(b)           All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)           DIP Agent shall promptly distribute to each DIP Lender at such address as such DIP Lender shall indicate in writing, such DIP Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by DIP Agent.

(d)           Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected DIP Lender or if any Affected DIP Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, DIP Agent shall give effect thereto in apportioning payments received thereafter.

(e)           Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)           DIP Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a nonconforming payment.  Any such payment shall not be deemed to have been received by DIP Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Interest shall continue to accrue on any principal as to which a nonconforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g)           Notwithstanding anything in this Agreement to the contrary, and in all cases subject to the Carve-Out, if an Event of Default shall have occurred and be continuing, all payments or proceeds received by DIP Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due and payable to DIP Agent under the Credit Documents in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise in connection with the Credit Documents, and indemnities and other amounts then due and payable to DIP Agent under the Credit Documents until paid in full, second, to pay any costs, expenses, indemnities, fees or premiums then due and payable to DIP Agent under the Credit Documents until paid in full, third, ratably to pay any premiums, fees, expenses or indemnities then due and payable to any of the DIP Lenders or any of their respective affiliates or Related Funds under the Credit Documents, until paid in full, fourth, ratably to pay interest then due and payable in respect of all Loans calculated at the Default Rate until paid in full, fifth, ratably to pay interest then due and payable in respect of all Loans (other than interest calculated at the Default Rate and paid pursuant to clause “fourth” above) until paid in full, sixth, ratably to pay the principal amount of all Loans then outstanding until paid in full, and, seventh, to pay ratably any other Obligations then due and payable.

(h)           Any Notice shall be executed by an Authorized Officer of Borrower in a writing delivered to DIP Agent. In lieu of delivering a Notice Borrower may give DIP Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation of a Loan, as the case may be; provided, that each such Notice shall be promptly confirmed in writing by delivery of the applicable Notice to DIP Agent on or before the applicable date of borrowing or continuation/conversion, which confirmation in a writing executed by Borrower shall be a condition precedent to such proposed borrowing or conversion/continuation. Neither DIP Agent nor any DIP Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that DIP Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

2.13           Ratable Sharing.  DIP Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such DIP Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such DIP Lender) which is greater than the proportion received by any other DIP Lender in respect of the Aggregate Amounts Due to such other DIP Lender, then the DIP Lender receiving such proportionately greater payment shall (a) notify DIP Agent and each other DIP Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other DIP Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all DIP Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing DIP Lender is thereafter recovered from such DIP Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing DIP Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14           Making or Maintaining LIBOR Rate Loans.

(a)           Inability to Determine Applicable Interest Rate.  In the event that DIP Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, DIP Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to Borrower and each DIP Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as DIP Agent notifies Borrower and DIP Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed, as applicable, to be a Funding Notice for Base Rate Loans or a Conversion/Continuation Notice to convert or continue, as the case may be, such Loans as Base Rate Loans.

(b)           Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any DIP Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and DIP Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such DIP Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such DIP Lender in that market, then, and in any such event, such DIP Lender shall be an “Affected DIP Lender” and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to Borrower and DIP Agent of such determination (which notice DIP Agent shall promptly transmit to each other DIP Lender).  Thereafter (1) the obligation of the Affected DIP Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected DIP Lender, (2) to the extent such determination by the Affected DIP Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected DIP Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected DIP Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Borrower shall pay accrued interest on the amount so converted and all amounts due under Section 2.14(c) in accordance with the terms thereof due to such conversion.  Notwithstanding the foregoing, to the extent a determination by an Affected DIP Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all DIP Lenders by giving notice (by telecopy or by telephone confirmed in writing) to DIP Agent of such rescission on the date on which the Affected DIP Lender gives notice of its determination as described above (which notice of rescission DIP Agent shall promptly transmit to each other DIP Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any DIP Lender other than an Affected DIP Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c)           Compensation for Breakage or Non Commencement of Interest Periods.  Borrower shall compensate each Lender, within ten (10) days after written request by such DIP Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such DIP Lender to DIP Lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such DIP Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such DIP Lender may sustain: (i) if for any reason (other than a default by such DIP Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)           Booking of LIBOR Rate Loans.  Any DIP Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such DIP Lender.

(e)           Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a DIP Lender under this Section 2.14 and under Section 2.15 shall be made as though such DIP Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such DIP Lender to a domestic office of such DIP Lender in the United States of America; provided, however, that each DIP Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

2.15           Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans.

(a)           Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that DIP Agent or any DIP Lender shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by DIP Agent or such DIP Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects DIP Agent or such DIP Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes)) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to DIP Agent or such DIP Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such DIP Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) affecting this Agreement or LIBOR Rate Loans made by such DIP Lender on or affecting such DIP Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such DIP Lender of agreeing to make, making or maintaining LIBOR Rate Loans hereunder or to reduce any amount received or receivable by such DIP Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such DIP Lender, within ten (10) days following receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such DIP Lender in its sole discretion shall determine) as may be necessary to compensate such DIP Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such DIP Lender shall deliver to Borrower (with a copy to DIP Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such DIP Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)           Capital Adequacy Adjustment.  In the event that any DIP Lender shall have determined in good faith that the issuance, adoption, or phase in after the Closing Date of any law, rule or regulation (or any provision thereof), or if such law, rule or regulation or provision becomes effective or applicable after the Closing Date, regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any DIP Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued, adopted, phased in or made effective or applicable after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such DIP Lender or any corporation controlling such DIP Lender as a consequence of, or with reference to, such DIP Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such DIP Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such DIP Lender or such controlling corporation with regard to capital adequacy) by an amount deemed by such DIP Lender to be material, then from time to time, within ten (10) days after receipt by Borrower from such DIP Lender of the statement referred to in the next sentence, Borrower shall pay to such DIP Lender such additional amount or amounts as will compensate such DIP Lender or such controlling corporation on an after tax basis for such reduction.  Such DIP Lender shall deliver to Borrower (with a copy to DIP Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to DIP Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)           Failure or delay on the part of any DIP Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such DIP Lender’s right to demand such compensation; provided, that Borrower shall not be required to compensate a DIP Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such DIP Lender notifies Borrower of such DIP Lender’s intention to claim compensation therefor; provided further that, if the change in law, rule or regulation giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16           Taxes; Withholding, etc.

(a)           Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b)           Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(c)           Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable under any of the Credit Documents: (i) Borrower shall notify DIP Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Credit Parties shall pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) if such tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding, DIP Agent or such DIP Lender, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding Borrower shall deliver to DIP Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority; provided, that no such additional amount shall be required to be paid to any DIP Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each DIP Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such DIP Lender became a DIP Lender (in the case of each other DIP Lender) in any such requirement for a deduction or withholding shall result in an increase in the rate of such deduction or withholding from that in effect at the date hereof or at the date of such Assignment Agreement in respect of payments to such DIP Lender.

(d)           Other Taxes.  In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  The Credit Parties shall deliver to DIP Agent official receipts or other evidence of such payment reasonably satisfactory to DIP Agent in respect of any Other Taxes payable pursuant to this Section 2.16(c) promptly after payment of such Other Taxes.

(e)           Indemnification.  The Credit Parties shall indemnify DIP Agent and each DIP Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or incurred by DIP Agent or such DIP Lender or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.16; provided, however, that the Credit Parties shall not be required to indemnify DIP Agent, DIP Lenders and Participants in duplication of Taxes covered by Sections 2.16(c) or (d).  A certificate from the relevant DIP Lender or DIP Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.

(f)           Evidence of Exemption From U.S. Withholding Tax.

(i)           Any DIP Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, to the extent legally entitled to do so, deliver to the Borrower and DIP Agent, at the time or times reasonably requested by Borrower or DIP Agent, such properly completed and executed documentation reasonably requested by Borrower or DIP Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any DIP Lender, if reasonably requested by the Borrower or DIP Agent, shall, to the extent legally entitled to do so, deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or DIP Agent as will enable the Borrower or the Administrative Agent to determine whether or not such DIP Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.16(f), the completion, execution and submission of the documentation described in this Section 2.16(f) shall not be required if in the DIP Lender’s reasonable judgment such completion, execution or submission would subject such DIP Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such DIP Lender or as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such DIP Lender is no longer property entitled to delivery forms, certificates or other evidence at a subsequent date establishing the fact that such DIP Lender is not subject to withholding described herein.

(ii)           Each DIP Lender that is a U.S. Person shall deliver to DIP Agent and Borrower, on or prior to the Closing Date (in the case of each DIP Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a DIP Lender (in the case of each other DIP Lender), and at such other times as may be necessary in the determination of Borrower or DIP Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such DIP Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower or DIP Agent.

(iii)           Each DIP Lender that is not a U.S. Person (a “Non-U.S. DIP Lender”) shall deliver to DIP Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each DIP Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a DIP Lender (in the case of each other DIP Lender), and at such other times as may be necessary in the determination of Borrower or DIP Agent (each in the reasonable exercise of its discretion),

(1)           in the case of a Non-U.S. DIP Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           to the extent applicable, executed originals of IRS Form W-8ECI;

(3)           in the case of a Non-U.S. DIP Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit [X]-1 to the effect that such Non-U.S. DIP Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Non-U.S. DIP Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit [X]-2 or Exhibit [X]-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. DIP Lender is a partnership and one or more direct or indirect partners of such Non-U.S. DIP Lender are claiming the portfolio interest exemption, such Non-U.S. DIP Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit [X]-4 on behalf of each such direct and indirect partner;

(iv)           any Non-U.S. DIP Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the DIP Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. DIP Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the DIP Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the DIP Agent to determine the withholding or deduction required to be made; and

(v)           if a payment made to a DIP Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such DIP Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such DIP Lender shall deliver to the Borrower and the DIP Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the DIP Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the DIP Agent as may be necessary for the Borrower and the DIP Agent to comply with their obligations under FATCA and to determine that such DIP Lender has complied with such DIP Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the DIP Agent in writing of its legal inability to do so.

2.17           Obligation to Mitigate.  Each DIP Lender agrees that, as promptly as practicable after the officer of such DIP Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such DIP Lender to become an Affected DIP Lender or that would entitle such DIP Lender to receive payments under Section 2.14, 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such DIP Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such DIP Lender, or (b) take such other measures as such DIP Lender may deem reasonable, if as a result thereof the circumstances which would cause such DIP Lender to be an Affected DIP Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such DIP Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such DIP Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or subject such DIP Lender to any economic, legal or regulatory disadvantage; provided, that such DIP Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such DIP Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such DIP Lender to Borrower (with a copy to DIP Agent) shall be conclusive absent manifest error.

2.18           Defaulting DIP Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any DIP Lender defaults (a “Defaulting DIP Lender”) in its obligation to fund (a “Funding Default”) all or a portion of its Loans on the Closing Date (in each case, a “Defaulted Loan”), then (a) such Defaulting DIP Lender shall be deemed not to be a “DIP Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; and (b) to the extent permitted by applicable law, (i) any voluntary prepayment of the Loans shall, if DIP Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other DIP Lenders as if such Defaulting DIP Lender had no Loans outstanding, and (ii) any mandatory prepayment of the Loans shall, if DIP Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other DIP Lenders (but not to the Loans of such Defaulting DIP Lender) as if such Defaulting DIP Lender had funded all Defaulted Loans of such Defaulting DIP Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting DIP Lender solely as a result of the operation of the provisions of this clause (b) shall be applied to the Loans of other DIP Lenders (but not to the Loans of such Defaulting DIP Lender) based on such DIP Lender’s Pro Rata Share thereof.  No Commitment of any DIP Lender shall be increased or otherwise affected (unless otherwise agreed by such DIP Lender pursuant to Section 2.1(a)(iii)).  The rights and remedies against a Defaulting DIP Lender under this Section 2.18 are in addition to the rights and remedies described in Section 2.1(a)(iii).

2.19           Removal or Replacement of a DIP Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) any DIP Lender (an “Increased Cost DIP Lender”) shall give notice to Borrower that such DIP Lender is an Affected DIP Lender or that such DIP Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16; or (b) any DIP Lender shall become a Defaulting DIP Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of DIP Agent and Requisite DIP Lenders shall have been obtained but the consent of one or more of such other DIP Lenders (each a “Non-Consenting DIP Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost DIP Lender, Defaulting DIP Lender or Non-Consenting DIP Lender (the “Terminated DIP Lender”), Borrower may, by giving written notice to DIP Agent and any Terminated DIP Lender of their election to do so, elect to cause such Terminated DIP Lender (and such Terminated DIP Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement DIP Lender”) in accordance with the provisions of Section 10.6 and, upon such election by Borrower, DIP Agent may execute and deliver such agreements and documentation on behalf of such Terminated DIP Lender (and the execution thereof by DIP Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6) and the Terminated DIP Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (1) on the date of such assignment, the Replacement DIP Lender shall pay to Terminated DIP Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated DIP Lender; (2) on the date of such assignment, Borrower shall pay to such Terminated DIP Lender (i) any amounts payable to such Terminated DIP Lender pursuant to Section 2.15 or 2.16 and (ii) any amounts that would be payable to such Terminated DIP Lender pursuant to Section 2.12(h) as if Borrower had voluntarily prepaid all outstanding Loans of such Terminated DIP Lender on such date; and (3) in the event such Terminated DIP Lender is a Non-Consenting DIP Lender, each Replacement DIP Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated DIP Lender was a Non-Consenting DIP Lender to the extent consent to such matter is still being sought by Borrower at such time. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated DIP Lender shall no longer constitute a “DIP Lender” for purposes hereof; provided, that any rights of such Terminated DIP Lender to indemnification hereunder shall survive as to such Terminated DIP Lender.

SECTION 3.                           CONDITIONS PRECEDENT

3.1           Closing Date.  The obligation of each DIP Lender to make any Loan on the Closing Date is subject to the satisfaction, or waiver (by the DIP Agent in its sole discretion), of the following conditions on or before December 31, 2012 (or such later date as agreed to by Borrower and DIP Agent (in its sole discretion)):

(a)           DIP Order. The DIP Order shall have been entered by the Bankruptcy Court, and such order shall not have been reversed, vacated, stayed or modified.

(b)           Hologic Settlement Agreement.  DIP Agent shall have received the Hologic Settlement Agreement, in form and substance satisfactory to the Debtors and the DIP Agent (in its sole discretion), executed and delivered by each applicable party thereto, and such settlement shall have been approved by an order of the Bankruptcy Court  that has not been reversed, vacated or stayed, and all conditions precedent to the effectiveness of such settlement shall have occurred on or prior to the date of funding of the DIP Facility.  It is understood and agreed by the DIP Agent that the Hologic Settlement Agreement filed with the Bankruptcy Court on December [5], 2012 [Docket No. [__]] is acceptable.

(c)           Motions Relating to the Credit Documents.  All other motions and other documents filed with and/or submitted to the Bankruptcy Court in connection with the Credit Documents and the Hologic Settlement Agreement shall be in form and substance satisfactory to the Debtors and the DIP Agent in their reasonable discretion.  It is understood and agreed by the DIP Agent that the Hologic Settlement Agreement filed with the Bankruptcy Court on December [5], 2012 [Docket No. [__]] is acceptable.

(d)           Credit Documents.  DIP Agent shall have received each Credit Document executed and delivered by each applicable Credit Party.

(e)           Budget.  DIP Agent shall have received the Budget, in form and substance reasonably satisfactory to DIP Agent.

(f)           Organizational Documents; Incumbency.  DIP Agent shall have received: (i) sufficient copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each DIP Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as DIP Agent may reasonably request.

(g)           Acceptable Plan and Solicitation Motion.  The Debtors shall have filed with the Bankruptcy Court (i) an Acceptable Plan and a motion seeking approval of the disclosure statement for an Acceptable Plan and (ii) the Solicitation Motion.

(h)           Mutual Funding.  The Initial DIP Lenders shall have funded Loans (in accordance with their respective Commitments) into the Loan Proceeds Account in an aggregate amount equal to or greater than Minimum Funding Amount.

(i)           Opinion. DIP Agent and DIP Lenders shall have received an originally executed copy of the written opinion of Willkie Farr & Gallagher LLP, counsel for Credit Parties, in form and substance reasonably satisfactory to DIP Agent (and each Credit Party hereby instructs such counsel to deliver such opinion to DIP Agent and DIP Lenders).

(j)           Fees.  Borrower shall have paid all accrued and unpaid fees, expenses and premiums owed to DIP Agent and DIP Lenders under or relating to the Credit Documents that have been invoiced at least two (2) Business Days before the Closing Date.

(k)           Closing Date Certificate.  Borrower shall have delivered to DIP Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(l)           Plan Support Agreement.  Each Debtor and each DIP Lender shall have executed and delivered a plan support agreement in the form attached hereto as Exhibit H or otherwise in form and substance satisfactory to the Debtors and the DIP Agent (in its sole discretion).

(m)           Loan Proceeds Account.  DIP Agent shall have established the Loan Proceeds Account.

(n)           “Know Your Customer” Information.  DIP Agent shall have received from Borrower and its Subsidiaries, at least three (3) days (or such shorter period as DIP Agent may agree) prior to the Closing Date, all documentation and other information reasonably required by it or any DIP Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and has been requested at least two (2) days prior to the Closing Date.

(o)           Funding Notice.  DIP Agent shall have received a fully executed and delivered Funding Notice.

(p)           Historical Financial Statements.  DIP Agent shall have received the Historical Financial Statements.

(q)           Representations and Warranties.  The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date.

(r)           No Default.  As of the Closing Date, no event shall have occurred and be continuing or would result from the making of the Loans on the Closing Date that would constitute an Event of Default or a Default.

Each DIP Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by DIP Agent, Requisite DIP Lenders or DIP Lenders, as applicable, on the Closing Date.

3.2           Conversion to First Lien Exit Term Loans.  Upon the satisfaction or waiver of certain conditions precedent to effectiveness of the proposed first lien exit term loan credit agreement described in the Acceptable Plan (the “First Lien Exit Term Loan Credit Agreement”) to be agreed and the effective date of an Approved Plan (such date, the “Conversion Date”), the outstanding principal amount and accrued and unpaid PIK Interest owing with respect to each Loan outstanding hereunder as of the Conversion Date shall be converted into (and continued as), on a dollar-for-dollar basis, loans under the First Lien Exit Term Loan Credit Agreement and each DIP Lender shall become a lender under the First Lien Exit Term Loan Credit Agreement.  The terms of the First Lien Term Loan Credit Agreement will be consistent with those set forth in the Acceptable Plan and otherwise reasonably satisfactory to the DIP Agent and Borrower.

SECTION 4.                           REPRESENTATIONS AND WARRANTIES

In order to induce DIP Lenders to enter into this Agreement and to furnish the Loans hereunder, each Credit Party represents and warrants to each DIP Lender on the Closing Date that the following statements are true and correct:

4.1           Organization; Requisite Power and Authority; Qualification.  Each Credit Party (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of its jurisdiction of organization as identified in Schedule 4.2, (b) subject to the entry of the DIP Order has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing (to the extent such concept is applicable in the applicable jurisdiction) in every jurisdiction where the ownership of its assets or the conduct of its business and operations requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2           Capital Stock and Ownership.  Each Credit Party’s jurisdiction of organization or formation, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business is specified on Schedule 4.2. The Capital Stock of each of Borrower’s Credit Party Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, there is no existing option, warrant, call, right, commitment or other agreement to which any of Borrower’s Credit Party Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of any of Borrower’s Credit Party Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any of Borrower’s Credit Party Subsidiaries of any additional membership interests or other Capital Stock of any of Borrower’s Credit Party Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of Borrower’s Credit Party Subsidiaries. Schedule 4.2 sets forth a true, complete and correct list, both before and after giving effect to the transactions contemplated by the Credit Documents, of the name and jurisdiction of organization of each of Borrower’s Credit Party Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person.  Except as set forth on Schedule 4.2, neither Borrower nor any of its Subsidiaries has any equity investments in any other corporation or entity with a book value in excess of $500,000.

4.3           Due Authorization.  Subject to entry of the DIP Order, the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action on the part of such Credit Party.

4.4           No Conflict.  The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to such Credit Party or any order, judgment or decree of any court or other agency of government binding such Credit Party; (b) violate the terms of such Credit Party’s Organizational Documents; (c) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any post-petition Contractual Obligation or Lease of such Credit Party; or (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Permitted Liens), except, with respect to any violation, breach or default referred to in clause (a) or (c) above, to the extent that such violation, breach or default, individually or in the aggregate, could not reasonably be expected to have  a Material Adverse Effect.

4.5           Governmental Consents.  The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party and the legality, validity, binding effect and enforceability against each of the Credit Parties of the Credit Documents to which it is a party do not and will not require any material registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) for the entry of the DIP Order and (b) the registrations, consents, approvals, notices and actions which have been duly made, obtained, given or taken and are in full force and effect.

4.6           Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and, subject to the entry of the DIP Order, is the legally valid and binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether considered in a proceeding at equity or law.

4.7           Historical Financial Statements.  The Historical Financial Statements and the financial statements delivered pursuant to Section 5.1 were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods covered thereby, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

4.8           Budget.  The Budget was prepared in good faith based upon assumptions and projections believed by Borrower to be reasonable as of the time the Budget was prepared, it being understood that projections are, by their nature, inherently uncertain and such projections may vary from actual results and that such variances may be material.

4.9           Adverse Proceedings.  Except (i) for the Bankruptcy Cases, (ii) as has not been resolved by the DIP Order, (iii) as has otherwise been disclosed in “first day” motions or pleadings, (iv) Adverse Proceedings described in Schedule 4.9 or (v) Adverse Proceedings described in Schedule 4.18, there are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or credit facility provided hereunder or (b) could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any other Credit Party is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10           Payment of Taxes.  Except as otherwise permitted under Section 5.3 or set forth in Schedule 4.10, all federal income and other material tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all material amounts of taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except (a) for taxes, assessments, fees or charges which are being contested by Borrower or such Subsidiary in good faith and by appropriate proceedings for which reserves, if any, to the extent required in conformity with GAAP shall have been made as otherwise permitted by the Bankruptcy Code or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.11           Properties.

(a)           Title.  Each of Borrower and each other Credit Party has (i) good, marketable and insurable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property except intellectual property), and (iii) good title to (in the case of all other personal property except intellectual property), all of their respective Real Estate Assets, properties and assets (as applicable) reflected in their respective Historical Financial Statements referred to in Section 4.7, except for Real Estate Assets, properties and other assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8.  All material assets (other than intellectual property) used in the business of Borrower and each other Credit Party are in a condition reasonably satisfactory to operate such material assets in a manner consistent with the current and planned operation of the business as of the Closing Date.  All such properties and assets are held free and clear of Liens, except for Permitted Liens.

(b)           Real Estate.  Schedule 4.11(b) contains a true, accurate and complete list of all Real Estate Assets. Neither Borrower nor any other Credit Party are in default under any Lease, other than as a result of the Bankruptcy Cases and other defaults that could not reasonably be expected to have a Material Adverse Effect, and all such Leases are in full force and effect, except for Leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.11(b), (i) Borrower and each other Credit Party enjoy peaceful and undisturbed possession under all such Leases, other than Leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) to the knowledge of Borrower and each other Credit Party, no other party to any Lease is in material default of its obligations thereunder.

(c)           Other Property.  Except for the Lien granted to DIP Agent pursuant to this Agreement and other Permitted Liens, each Credit Party has good title to, or valid leasehold interests in, each item of the Collateral described in Section 7.14 (except for defects in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or utilize such properties for their intended purposes).  Such Collateral is owned by such Credit Party free and clear of any and all effective Liens, other than Permitted Liens. Such Credit Party (i) is the record and beneficial owner of such Collateral pledged by it hereunder constituting instruments or certificates and (ii) except as otherwise permitted hereunder, has rights in or the power to transfer each other item of such Collateral in which a Lien is granted by it hereunder, free and clear of any other effective Lien, other than Permitted Liens. Upon the entry of the DIP Order, the Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral contemplated hereunder and the proceeds thereof, as security for the Obligations, shall be fully perfected, having the priority contemplated by the DIP Order.

4.12           Environmental Matters.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither Borrower nor any other Credit Party nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or legally binding settlement agreement with any Person pursuant to or under any Environmental Law or as a result of any Environmental Claim, or any Hazardous Materials Activity; (ii) neither Borrower nor any other Credit Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (iii) to each of Borrower’s and each other Credit Party’s knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrower or any other Credit Party; (iv) neither Borrower nor any other Credit Party nor, to any Credit Party’s knowledge, any predecessor of Borrower or any other Credit Party has filed any notice under any Environmental Law reporting that it has conducted any treatment of Hazardous Materials at any Facility; (v) to any Credit Party’s knowledge, compliance with all current requirements (including requirements promulgated but not yet effective) pursuant to or under Environmental Laws during the current and following fiscal year would not reasonably be expected to result in expenditures by Borrower or any other Credit Party in excess of amounts budgeted for those fiscal years as of the Closing Date; and (vi) neither Borrower nor any other Credit Party is subject to liability pursuant to any Environmental Law relating to any Release of Hazardous Materials, any Hazardous Materials Activity or any violation of an Environmental Law.

4.13           No Defaults.  Other than as a result of the Bankruptcy Cases (and the events resulting therefrom), neither Borrower nor any other Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than Contractual Obligations in respect of Indebtedness and the Makena Agreement), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

4.14           Governmental Regulation.  Neither Borrower nor other Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15           Margin Stock.  Neither Borrower nor any other Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.16           Employee Matters.  Neither Borrower nor any other Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Borrower or any other Credit Party, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any other Credit Party or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or other Credit Party, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any other Credit Party and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.17           No Material Adverse Change.  Other than as a result of the Bankruptcy Cases (and the events resulting therefrom), since March 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.18           Employee Benefit Plans.  Other than with respect to, arising out of, or attributable to, any failure by Borrower and the other Credit Parties to make payments with respect to one or more of their Multiemployer Plans or otherwise file reports with respect thereto (including, without limitation, any claim, liability or obligation with respect to unpaid contributions (and any interest, fees, penalties or damages attributable to such unpaid contributions), termination of participation in such Multiemployer Plans, withdrawal liability under Title IV, subtitle E or any other liability or obligation under Requirements of Law with respect thereto) as set forth in Schedule 4.18 (in the case of each of subparagraphs (a), (b) and (c) below):

(a)           Borrower and each ERISA Affiliate are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan except to the extent that such non-compliance or failure to perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No liability to any Employee Benefit Plan or the PBGC (other than required premium payments) or to the Internal Revenue Service has been or is expected to be incurred by Borrower or any ERISA Affiliate with respect to any Employee Benefit Plan, except to the extent that such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Borrower and each ERISA Affiliate have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to any Multiemployer Plan, except to the extent that such non-compliance or “default,” individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           No ERISA Event has occurred or is reasonably likely to occur that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)           Except as disclosed on Schedule 4.18 or to the extent required under Section 4980B of the Code and/or Section 601 of ERISA, neither Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Borrower or any Subsidiary of Borrower, except to the extent that such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.19           Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby.

4.20           Compliance with Statutes, etc.  Subject to the following two sentences, each of Borrower and each other Credit Party are in compliance with its Organizational Documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws and land use requirements with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any other Credit Party), except such noncompliance in connection with matters described in “first day” pleadings, motions and/or orders filed or entered in the Bankruptcy Cases and such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Credit Party is in compliance, in all material respects, with the Terrorism Laws.  No part of the proceeds of the Loans will be used by Borrower or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.21           Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document, and none of the reports, financial statements or other documents, certificates or written statements furnished to DIP Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to projected financial information and pro forma financial information contained in such materials, the Credit Parties represent only that such projections and pro forma financial information were prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time made; it being understood that projections are, by their nature, inherently uncertain and such projections may vary from actual results and that such variances may be material.

4.22           Insurance.  The insurance maintained by Borrower and each of the other Credit Parties complies in all material respects with the requirements of Section 5.5.  Schedule 4.22 sets forth a list of all insurance currently maintained by or on behalf of the Credit Parties and the other Credit Parties and all premiums due in respect of such insurance have been paid.

4.23           Intellectual Property.  Each Credit Party owns, or has a valid and continuing license to use, all Intellectual Property necessary for the operation of the business of Borrower and the other Credit Parties, taken as a whole, as currently conducted.  All material Intellectual Property is subsisting, valid and enforceable.  The use of material Intellectual Property by such Credit Party does not infringe upon the rights of any other Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No claim  has been asserted or is pending by any Person challenging or questioning the ownership or use by any Credit Party of any Intellectual Property or the validity of any Intellectual Property, or alleging infringement, misappropriation or violation by any Credit Party of any Intellectual Property of any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Borrower has sole and exclusive title to its registrations for the MAKENA mark and all goodwill associated therewith as well as all data underlying all NDAs and ANDAs for products marketed by or under development by the Credit Parties.

4.24           Permits, Etc.  Each Credit Party has, and is in compliance with, all government and regulatory permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower and the other Credit Parties, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

4.25           Regulatory Compliance.

(a)           Except as disclosed on Schedule 4.25(a), Borrower and each of the other Credit Parties is in compliance with and, to the Borrower’s Knowledge, is not under investigation with respect to and is not threatened to be charged with any violation of any applicable Requirement of Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Except as disclosed on Schedule 4.25(b),  Borrower and each of the other Credit Parties possesses all licenses, registrations, permits, approvals, authorizations, accreditations, qualifications, rights, privileges and consents from Governmental Authorities required by Governmental Authorities to be obtained for the ownership, use, occupancy or operation of all facilities of Borrower and the other Credit Parties and the lawful conduct of their respective businesses as now conducted (collectively, “Registrations”), except where the failure to possess any such Registration could not reasonably be expected to a have a Material Adverse Effect. Except as disclosed on Schedule 4.25(b), none of Borrower and any of the other Credit Parties currently fails to comply with any Registration, except for any such failure to comply that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of the other Credit Parties has received written notice that any such Registration is not in full force or effect or that any such Registration will not be renewable upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees, except where the failure of such Registration to be in full force or effect or to be renewed has not had and could not reasonable be expected to have a Material Adverse Effect.  To the Borrower’s Knowledge, no such Registration will expire, terminate or fail to continue in full force and effect as a result of the consummation of the transactions.  Except as disclosed on Schedule 4.25 (b), neither of the Borrower nor any of the other Credit Parties is a party to or subject of any proceeding seeking to revoke, suspend or otherwise limit any Registration, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Except as disclosed on Schedule 4.25(c), as to each of Borrower’s or other Credit Party’s products for which a new drug application (“NDA”) or abbreviated new drug application (“ANDA”) has been or is required to be approved by the FDA, none of Borrower, the other Credit Parties or the products covered by such an application, or products which would be covered by such an application if approved, currently fails to comply with all applicable provisions of the Federal Food, Drug and Cosmetic Act, 21. U.S.C. § 301 et seq., (the “FDCA”), the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the implementing regulations of each codified at Title 21, Code of Federal Regulations, any analogous applicable Requirements of Law of any applicable jurisdiction, and all terms and conditions of any pending or approved application (collectively, “Drug Regulatory Laws”), except for any such failures to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

(d)           Except as disclosed on Schedule 4.25(d), none of the research, development, testing, manufacturing, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale and distribution of any product of Borrower or any other Credit Party currently fails to comply with any applicable Investigational New Drug Application (“IND”), NDA, or ANDA or all applicable Drug Regulatory Laws, except for any such failures to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.25 (d), Borrower’s and each of the other Credit Party’s INDs, NDAs, and ANDAs required for the research, development, manufacturing, testing, processing, handling, advertising, promotion, marketing, sale and distribution of the products are in full force and effect, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the INDs, NDAs, or ANDAs has been withdrawn, revoked, suspended or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or threatened.

(e)           To the Borrower’s Knowledge, Borrower and each of other Credit Party has complied in all respects with the Applicable Government Agreements, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)           None of Borrower and other Credit Parties has received any written notice that the FDA or other regulatory body or agent of a Governmental Authority thereof, within the last year, has commenced, or threatened to initiate any new action to withdraw its approval or request the recall of any product of Borrower or any other Credit Party, or commenced or threatened to initiate any action to suspend or enjoin manufacturing, production, sale, distribution, import, any product of Borrower or any other Credit Party, or otherwise commenced or threatened to initiate any other action against Borrower or any other Credit Party, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 4.25(f), no product of Borrower or any other Credit Party is adulterated or misbranded within the meaning of any Drug Regulatory Law in any manner that could reasonably be expected to give rise to any regulatory enforcement action that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.25(f), none of Borrower and the other Credit Parties or any facility at which any product of Borrower or any other Credit Party is produced, manufactured or stored has any unremediated or open notice of inspectional findings or other such observations from any Governmental Authority, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)           Except as disclosed on Schedule 4.25(g), none of Borrower and the other Credit Parties is engaging in any conduct that is prohibited under, or fails to comply with the requirements of, any Requirement of Law relating to healthcare regulatory matters, including (collectively, “Healthcare Regulatory Laws”): (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (iv) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162, and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA”; (v) any state’s Board of Pharmacy Requirement of Law; (vi) any federal, state or local Requirement of Law that regulates either the manufacturing, promotion or distribution of pharmaceutical products, including the Drug Regulatory Laws; (vii) any state Requirement of Law regulating the interactions with health care professionals or institutions and reporting of payments made thereto; or (viii) any federal, state or local statute or regulation relevant to false statements or claims including: (1) making or causing to be made a false statement or representation of a material fact to any Governmental Authority; or (2) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or Registration; except for any such failures to comply  that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

(h)           None of Borrower and the other Credit Parties, acting alone or together, is directly or indirectly: (i) making any illegal contribution, gift, bribe, rebate, payoff, commissions, promotional allowances, influence payment, kickback, or other payment or economic benefit to any person, private or public, regardless of what form, whether in money, property, or services; (ii) establishing or maintaining any fund or asset that has not been recorded in the books and records of Borrower and the other Credit Parties; or (iii) aiding, abetting, causing (directly or indirectly), participating in, or otherwise conspiring with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Authority, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)           None of Borrower and the other Credit Parties, has made an untrue or fraudulent statement, including, but not limited to, certification, to the FDA or any other regulatory body of a Governmental Authority or agent thereof, failed to disclose a material fact required to be disclosed to the FDA or any other regulatory body of a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA or any other regulatory body of a Governmental Authority or agent thereof, to cause Borrower or any other Credit Party to withdraw any product from the marketplace, to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, or false statements, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.                           AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Loans and other Obligations that are due and payable hereunder when the Loans are paid in full, each Credit Party shall perform, all covenants in this Section 5 (and shall refrain from applying to the Bankruptcy Court for authority to amend, supplement or otherwise modify, or deviate from, any of such covenants in any respect, without the prior written consent of DIP Agent).

5.1           Financial Statements and Other Reports.

Unless otherwise provided below, Borrower will deliver to DIP Agent for prompt further distribution to DIP Lenders:

(a)           Monthly Reports.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Month (including the Fiscal Month which began prior to the Closing Date), the consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month (for the avoidance of doubt, the first day of the Fiscal Year for the year of the Closing Date shall be April 1, 2012), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and in reasonable detail, together with a Financial Officer Certification with respect thereto

(b)           Quarterly Financial Statements.  As soon as available, and  in any event within sixty (60) days after the end of each Fiscal Quarter, the consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c)           [Reserved];

(d)           Compliance Certificate.  Together with each delivery of financial statements of Borrower and its Consolidated Subsidiaries pursuant to Section 5.1(a) and (b), a duly executed and completed Compliance Certificate;

(e)           Regulatory Matters.  As soon as possible and in any event within three days of obtaining Borrower’s Knowledge thereof, any written notice that any Governmental Authority has initiated an investigation, audit, or similar event regarding Borrower's or any of its Subsidiaries' compliance with Drug Regulatory Laws or is alleging that Borrower or any of its Subsidiaries is in violation of Drug Regulatory Laws.

(f)           Notice of Default.  Prompt written notice (but, in any event, within three (3) days) after an Authorized Officer of any Credit Party becoming aware of the occurrence of a Default or an Event of Default that is continuing at the time such Person becomes aware thereof, which notice shall be accompanied by a certificate of an Authorized Officer of Borrower specifying the nature and period of existence of such Default or Event of Default, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g)           Notice of Litigation.  Prompt written notice (but, in any event, within ten (10) days) after an Authorized Officer of any Credit Party becoming aware of (i) the institution of, or receipt of a threat in writing with respect to, any Adverse Proceeding not previously disclosed in writing by Borrower to DIP Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or (iii) to the extent such notice is permitted to be provided under applicable laws, the allegation in writing by any Governmental Authority of any criminal misconduct by any Credit Party, together in each case with such other information as may be reasonably available to the Credit Parties as DIP Agent may reasonably request to enable DIP Lenders and their counsel to evaluate such matters;

(h)           ERISA.  (i) Prompt written notice (but, in any event, within ten (10) days) after an Authorized Officer of any Credit Party becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, together with a written statement of an Authorized Officer of Borrower specifying the nature thereof, what action Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) with reasonable promptness (but, in any event, within three (3) Business Days), copies of all notices received by Borrower or any ERISA Affiliate from any Person concerning an ERISA Event that could reasonably be expected to have a Material Adverse Effect in respect of a Pension Plan; and (iii) with respect to any event described in the foregoing clauses (i) or (ii), such other documents or governmental reports or filings relating to any Employee Benefit Plan as DIP Agent shall reasonably request;

(i)           Budget Reports.  Borrower shall furnish to DIP Agent all reports relating to the Budget in the manner and at the times set forth in the DIP Order;

(j)           Information Regarding Collateral.  Borrower will furnish to DIP Agent written notice at least fifteen (15) days (or such shorter period as shall be reasonably acceptable to DIP Agent) prior to the occurrence of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s jurisdiction of organization or corporate form, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless Borrower shall have delivered to DIP Agent all financing statements under the Uniform Commercial Code and other documents reasonably requested by DIP Agent. Borrower will furnish to DIP Agent prompt written notice (but in any event within one (1) Business Day) after an Authorized Officer of a Credit Party becomes aware (a) of any Lien (other than Permitted Liens) against any material portion of the Collateral or (b) that any material portion of the Collateral is lost, damaged or destroyed;

(k)           Reports to Holders of Indebtedness and U.S. Trustee.  (i) Within three (3) days after the same are sent, copies of all financial statements and reports that any Debtor sends to the holders of any Indebtedness of such Debtor and, within one (1) Business Day after the same are filed, copies of all financial statements and reports that any Debtor files with the Bankruptcy Court or the U.S. Trustee and (ii) promptly, such additional financial and other information (including financial and actuarial information) as DIP Agent may from time to time reasonably request.

(l)           Copies of Motions. To the extent reasonably practicable, one (1) Business Day before any motion or pleading (that is reasonably likely to adversely affect DIP Agent or any of the Loans, DIP Lenders or Credit Documents in any material respect) is filed with or submitted to the Bankruptcy Court by Debtors, a copy of any such motion or pleading.

(m)           Other Information.  (i) Promptly (but, in any event, within five (5) Business Days) after their becoming publicly available, copies of all annual, quarterly and current reports, all proxy statements and all registration statements, if any, filed by Borrower or any of its Subsidiaries with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 (provided, that any applicable documents required to be delivered under this clause (i) shall be deemed delivered on the date on which such documents have been filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; and provided, further, that upon written request by DIP Agent, Borrower shall deliver paper copies of such documents to DIP Agent for further distribution to each DIP Lender until a written request to cease delivering paper copies is given by DIP Agent), and (ii) such other information and data with respect to Borrower or any of its Consolidated Subsidiaries as from time to time may be reasonably requested by DIP Agent or any DIP Lender through DIP Agent (including, without limitation, information described in Section 10.22).

(n)           Insurance Programs.  Borrower shall promptly provide DIP Agent with such information with respect to its insurance programs as DIP Agent may reasonably request.

(o)           Cash on Hand.  Commencing on the first Thursday following the Closing Date, and on each Thursday thereafter (or more frequently if requested by DIP Agent), a report of the aggregate balance sheet cash and bank cash balances as of the close of business on the previous day, containing such detail and other information as DIP Agent may reasonably request.

(p)           Makena Sales Report.  Borrower shall provide Houlihan Lokey Capital, Inc., financial advisor to the Initial DIP Lenders, with a weekly “Makena Sales Report”, in form and substance consistent with Exhibit I hereto.

5.2           Existence.  Except as otherwise permitted under Section 6.8 or the Bankruptcy Code, each Credit Party will at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.3           Payment of Taxes and Claims.  Unless otherwise prohibited under the DIP Order and other than Taxes or claims arising from the period before the Petition Date that have not been authorized to be paid by the Bankruptcy Court and provided for in the Budget, each Credit Party will, and will cause each of its Subsidiaries (other than MECW, LLC) to, pay and discharge promptly when due all post-petition Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all post-petition claims (including claims for labor, services, materials and supplies, but excluding claims in respect of Indebtedness) for sums that have become due and payable and/or that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if (a) it is being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP shall have been made therefor or (b) to the extent the failure to pay or discharge the same, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4           Maintenance of Properties.  Each Credit Party will (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material assets used or useful in the business of Borrower and the other Credit Parties from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in accordance with prudent industry practices and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, to the extent necessary to prevent any loss or forfeiture thereof or thereunder.

5.5           Insurance.  The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, and in each case reasonably satisfactory to DIP Agent, business interruption insurance, casualty insurance, public liability insurance and third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and the other Credit Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (after giving effect to any self-insurance that is reasonable and customary for Persons of established reputation of similar size and engaged in similar businesses and provided that reserves therefor, if any, are maintained to the extent required by GAAP), with such deductible levels, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case (i) in an amount not less than the outstanding principal amount of the Indebtedness secured by this Agreement that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, (ii) with a term ending not later than the maturity of the Indebtedness secured by this Agreement or that may be extended to such maturity date and (iii)  in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. Each such policy of insurance shall (unless DIP Agent shall otherwise agree) (x) name DIP Agent, on behalf of DIP Lenders, as an additional insured thereunder as its interests may appear, and (y) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to DIP Agent, that names DIP Agent, on behalf of DIP Lenders, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to DIP Agent of any cancellation of such policy. Within thirty (30) days following the Closing Date (or such other period as DIP Agent may prescribe, in its sole discretion), the Credit Parties shall provide DIP Agent with a certificate from the Credit Parties’ insurance broker (or other evidence satisfactory to DIP Agent) that all insurance required to be maintained pursuant to this Section 5.5 is in full force and effect, together with endorsements naming DIP Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under this Section 5.5.

5.6           Books and Records; Inspections.  Each Credit Party will permit any representatives designated by DIP Agent (or any DIP Lender while an Event of Default is continuing) (including employees thereof or any consultants, accountants, lawyers and appraisers retained thereby) to visit and inspect any of the properties of any Credit Party, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and any other advisors (including, without limitation Jefferies & Company, Inc. and any its successors), all upon reasonable notice and at such reasonable times during normal business hours, in all cases subject to applicable law and the terms of any applicable confidentiality agreements not entered into for the purposes of obstructing the operation of this Section 5.6.  By this provision the Credit Parties authorize their independent accountants and other advisors (including without limitation Jefferies & Company, Inc. and its successors) to discuss with DIP Agent (and DIP Lenders while an Event of Default is continuing), and such representatives the affairs, finances and accounts of Borrower and the other Credit Parties. DIP Agent and the DIP Lenders shall give Borrower the opportunity to participate in any discussions with the Credit Parties’ independent accountants and other advisors (including, without limitation Jefferies & Company, Inc. and any its successors).  The Credit Parties acknowledge that DIP Agent, after exercising its rights of inspection, may prepare and distribute to DIP Lenders certain reports pertaining to the Credit Parties’ assets for internal use by DIP Agent and DIP Lenders.

5.7           Chapter 11 Milestones.  Each Credit Party will comply with each Chapter 11 Milestone, and each Credit Party will take such action as is necessary to comply with the Chapter 11 Milestones.

5.8           Compliance with Laws.  Each Credit Party will comply and shall use its commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, in each case, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, Health Regulatory Laws and Terrorism Laws), except in each case such noncompliance in connection with matters described in “first day” pleadings, motions or orders filed or entered in the Bankruptcy Cases and such noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall promptly take any and all actions reasonably necessary to make an appropriate response to any Environmental Claim against such Credit Party and, except where such obligations are being contested in good faith, discharge any obligations it may have to any Person thereunder, except where failure to do so, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.9           Environmental.

(a)           Environmental Notices.  Borrower will deliver to DIP Agent and DIP Lenders:

(i)           as soon as reasonably practicable (but, in any event, within three (3) days) following an Authorized Officer of a Credit Party becoming aware of the receipt thereof, copies of all material notices or correspondence with respect to any environmental liabilities or obligations concerning any Facility or otherwise relating to Borrower or its Consolidated Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(ii)           as soon as reasonably practicable following an Authorized Officer of a Credit Party becoming aware of the submission or receipt thereof, copies of all written notices to any governmental or regulatory agency reporting any Releases of Hazardous Materials, or any submission providing material information concerning such Releases, or from any governmental or regulatory agency concerning liability of Borrower or any of its Consolidated Subsidiaries for environmental matters at any Facility or with respect to any Environmental Claims against Borrower or any of its Consolidated Subsidiaries, in each case that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)           reasonably prompt written notice after an Authorized Officer of a Credit Party becoming aware thereof, describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Consolidated Subsidiaries that could reasonably be expected to (A) expose Borrower or any of its Consolidated Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Borrower or any other Credit Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (2) any proposed action to be taken by Borrower or any other Credit Party to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Consolidated Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(iv)           with reasonable promptness, such other documents and information as from time to time may be reasonably requested by DIP Agent in relation to any pending matters disclosed pursuant to this Section 5.9(a).

(b)           Hazardous Materials Activities, Etc.  Except as otherwise required by the Bankruptcy Code, each Credit Party shall promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10           Subsidiaries.

(a)           In the event that any Person becomes a Debtor in the Bankruptcy Cases, Borrower shall (i) concurrently with such Person becoming a Debtor in the Bankruptcy Cases (or within such period thereafter as may be reasonably acceptable to DIP Agent) cause such Person to become a Guarantor and grantor under Section 7 hereof by executing and delivering to DIP Agent a joinder agreement in form and substance satisfactory to DIP Agent and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as DIP Agent may reasonably require. In the event that any Person becomes a Domestic Subsidiary of Borrower, and the ownership interests of such Domestic Subsidiary are owned directly by any Credit Party, Borrower shall, or shall cause such Credit Party to, promptly deliver, copies of the Organizational Documents of such Domestic Subsidiary, and Borrower shall promptly take, or shall cause such Credit Party to promptly take, all of the necessary actions to grant and to perfect a First Priority (subject only to Permitted Liens arising by operation of law) Lien in favor of DIP Agent, for the benefit of Secured Parties, under Section 7 in all of the Capital Stock of such Domestic Subsidiary owned by such Credit Party. In the event that any Person becomes a Foreign Subsidiary of Borrower, and the ownership interests of such Foreign Subsidiary are owned directly by any Credit Party, Borrower shall, or shall cause such Credit Party to, promptly deliver, copies of the Organizational Documents of such Foreign Subsidiary, and Borrower shall promptly take, or shall cause such Credit Party to promptly take, all of the actions necessary to grant and to perfect a First Priority (subject only to Permitted Liens arising by operation of law) Lien under the laws of the State of New York in favor of DIP Agent, for the benefit of Secured Parties, under Section 7 in the Capital Stock of such Foreign Subsidiary owned by such Credit Party, including, without limitation, delivering any stock certificate evidencing such Capital Stock;  provided that the Voting Capital Stock of such Foreign Subsidiary pledged by all Credit Parties shall not exceed sixty-five percent (65%) of all outstanding Voting Capital Stock of such Foreign Subsidiary; and, provided, further, that if DIP Agent reasonably requests that such Lien be perfected under the law of the jurisdiction of formation of such Foreign Subsidiary, Borrower shall provide such additional Collateral Documents and foreign law opinions as DIP Agent may reasonably request within sixty (60) days (or such longer period as may be reasonably acceptable to DIP Agent) after such Person becomes a Foreign Subsidiary. With respect to each such Subsidiary, Borrower shall promptly send to DIP Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to such Person.

5.11           Bankruptcy Cases.  The Credit Parties will use their commercially reasonable efforts to obtain the approval of the Bankruptcy Court of this Agreement and the other Credit Documents.

5.12           Lender Meetings.  Borrower will, upon the request of DIP Agent, participate in a telephonic meeting or in-person meeting at Borrower’s corporate office (if requested by DIP Agent) with DIP Agent and DIP Lenders once during each calendar month at such time as may be mutually and reasonably agreed to by Borrower and DIP Agent; provided, that the Borrower shall continue to have weekly calls with DIP Agent and DIP Lenders consistent with such calls occurring prior to the Closing Date.

5.13           Further Assurances.  At any time or from time to time upon the reasonable request of DIP Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as DIP Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing DIP Lenders with any information reasonably requested pursuant to Section 10.22. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as DIP Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and the Liens granted by the Collateral Documents and the DIP Order are perfected to the extent and with the priority required by the Credit Documents and the DIP Order.

5.14           Use of Proceeds.  The proceeds of the Loans will be used only in accordance with Section 2.3.

5.15           Control Agreements.

(a)           Borrower shall open and maintain the Insurance Condemnation/Proceeds Account and Loan Proceeds Account, in each case, in the manner and for the purposes described in Section 2.10(a), (b) and (c).

(b)           Subject to clause (a), no less frequently than once per Business Day, the Borrower and each other Credit Party shall cause all cash and Cash Equivalents on deposit in any Deposit Account, Security Account or Commodity Account in excess of cash and Cash Equivalents in an aggregate amount of $25,000 plus any amounts reasonably estimated by Borrower to be needed to cover potential disbursements in accordance with the Budget (and, in any event, not to exceed the budgeted disbursements for such week) for the five Business Days immediately following such Business Day to be deposited in the Investment Account.

(c)             Each Credit Party shall (i) instruct each account debtor or other Person obligated to make a payment to any of them under any account or general intangible to make payment, or to continue to make payment, to an account subject to the provisions of clause (b) and (ii) deposit into an account subject to the provisions of clause (b) promptly upon receipt (but in any event within one Business Day of receipt thereof) all proceeds of such accounts and general intangibles received by any Credit Party from any such Person.

5.16           Health Regulatory Matters.  Except as could not reasonably be expected to have a Material Adverse Effect, comply with and maintain all applicable Registrations and comply with all applicable Drug Regulatory Laws, Healthcare Regulatory Laws, and Government Pricing Program Obligations.

5.17           Compliance with Budget.

(a)           The Credit Parties will use Loan proceeds and Cash Collateral solely to (x) make the required payments to Hologic pursuant to the terms of the Hologic Settlement Agreement and (y) make other disbursements for expenditures provided for in accordance with the Budget Covenant (it being understood and agreed that the Debtors must have less than or equal to $7,500,000 of cash and Cash Equivalents on their balance sheets as of the relevant date of expenditure before utilizing any Loan proceeds; provided that payments made in connection to the preceding clause (x) may utilize Loan proceeds).

(b)           The Credit Parties shall ensure that at no time any of the following occur:

(i)           a negative variance by 15% or more from the designated “Net Receipts” line item in the Budget, tested on a cumulative weekly basis over a rolling four-week period starting with the week in which the Closing Date occurs;

(ii)           a negative variance by 15% or more from any of the disbursement line items in the Budget, tested on a cumulative weekly basis over a rolling four-week period starting with the week in which the Closing Date occurs; provided, however, that “Legal & Other Professional Services” shall be allowed a negative variance of up to 20% and neither “Senior Secured Notes Fees and Expenses” nor “DIP Fees and Expenses” shall be tested;

(iii)           a negative variance by 15% or more from the (A) company reorganization-related fees and expenses disbursements line item or (B) the Official Committee reorganization-related fees and expenses disbursements line item, each as designated in the Budget, tested on a cumulative weekly basis starting with the Petition Date occurs; or

(iv)           Any Debtor makes any disbursement not contemplated by the Budget (giving effect to the foregoing variances) and without having received the prior written consent of the DIP Agent (in its sole discretion).

(c)           All withdrawals from the Loan Proceeds Account must be in accordance with the Budget (giving effect to the foregoing variances).

(d)           The obligations of Credit Parties under this Section 5.17 are collectively referred to herein as the “Budget Covenant”.

5.18           Adequate Protection Payments.  Credit Parties will make adequate protection payments payable in cash on the dates and to the extent required by the DIP Order (such interest and payments, collectively, the “Adequate Protection Payments”).

SECTION 6.                           NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, unless otherwise permitted under the DIP Order, until payment in full of all Loans and other Obligations that are due and payable hereunder when the Loans are paid in full, such Credit Party shall perform all covenants in this Section 6 (and shall not apply to the Bankruptcy Court for authority to amend, supplement or otherwise modify, or deviate from, any of such covenants in any respect, without the prior written consent of DIP Agent).

6.1           Indebtedness.  No Credit Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of Borrower or any other Credit Party owing to any other Borrower or Subsidiary; provided that, all such Indebtedness (i) shall be unsecured and (ii) of any Credit Party owed to any Person that is not a Credit Party shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note or an intercompany subordination agreement in a manner acceptable to DIP Agent;

(c)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid or similar obligations or obligations in respect of letters of credit, bank guaranties or similar instruments related thereto, in each case incurred in the ordinary course of business;

(d)           Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business;

(e)           Indebtedness incurred by Borrower or any other Credit Party in respect of bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(f)           Guaranties by Borrower or any other Credit Party of Indebtedness of any Credit Party to the extent such Indebtedness is permitted under this Section 6.1 and such Guarantee is permitted under Section 6.6;

(g)           Indebtedness existing on the Closing Date and described in Schedule 6.1;

(h)           Indebtedness of Borrower under the Prepetition Mortgage Loan Documents;

(i)           Indebtedness of the Credit Parties under (i) the Prepetition Senior Note Documents and (ii) Prepetition Subordinated Convertible Note Documents; and

(j)           Indebtedness of the Credit Parties consisting of the financing of insurance premiums in the ordinary course of business consistent with past practice.

6.2           Liens.  No Credit Party shall directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Security) of Borrower or any other Credit Party, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)           Liens in favor of DIP Agent for the benefit of Secured Parties granted pursuant to any Credit Document and Liens in favor of Prepetition Senior Notes Collateral Agent for the benefit of the Prepetition Senior Noteholders granted under the Prepetition Senior Note Documents or the DIP Order;

(b)           Liens for Taxes which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings diligently conducted, including in connection with the Bankruptcy Cases, so long as reserves, if any, to the extent required by GAAP shall have been made for any such contested amounts, or for Taxes not yet due and payable;

(c)           statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, suppliers, construction contractors and other like Liens, in each case incurred in the ordinary course of business (i) for amounts not overdue for a period of more than thirty (30) days or (ii) that are being contested in good faith by appropriate proceedings, including in connection with the Bankruptcy Cases, so long as reserves, if any, to the extent required by GAAP shall have been made for any such contested amounts;

(d)           recorded or unrecorded easements, rights of way, trackage rights, restrictions, covenants, conditions, leases, licenses, special assessments, encroachments, protrusions or other survey defects or matters that would be shown by a current, accurate survey or physical inspection, declarations or agreements with respect to the use of real property, servicing agreements, development agreements, site plan agreements, options or rights of offer or refusal and similar encumbrances and other minor defects or irregularities in title that do not materially interfere with the ability of Borrower or any other Credit Party to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes;

(e)           any zoning, building or other similar law or restriction or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property, provided that none of the foregoing, individually or in the aggregate, materially impair, or could reasonably be expected to materially impair, the current and planned operation of the business of Borrower and its Subsidiaries;

(f)           leases, licenses, subleases and sublicenses, including licenses and sublicenses of patents, trademarks and other intellectual property rights, granted by Borrower or any other Credit Party, in each case, in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such other Credit Party;

(g)           Liens existing on the Closing Date and described in Schedule 6.1;

(h)           Liens existing on the Petition Date (including replacement Liens granted under the DIP Order) in favor of the holders of Liens with respect to the Other Specified Collateral so long as the applicable assets are also subject to a Lien in favor of DIP Agent for the benefit of the Secured Parties, subject to the terms and conditions set forth in the DIP Order;

(i)           bankers’ Liens (i) relating to (A) Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds incurred in the ordinary course of business or  (B) the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, and (ii) relating to pooled deposit or sweep accounts of Borrower or any other Credit Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business; and

(j)           deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business.

6.3           No Further Negative Pledges.  No Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except prohibitions or restrictions existing under or by reason of:

(a)           this Agreement and the other Credit Documents;

(b)           applicable law;

(c)           any restriction or encumbrance with respect to any assets of Borrower or any other Credit Party imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets, provided that such sale or disposition is permitted under this Agreement and such restriction or encumbrance shall only be effective against the assets to be sold or disposed of;

(d)           restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business, provided, that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be; and

(e)           restrictions contained in the Prepetition Senior Note Documents.

6.4           Restricted Junior Payments.  Unless expressly permitted in the DIP Order or, with prior written consent of DIP Agent (in its sole discretion), any other order by the Bankruptcy Court, no Credit Party shall directly or indirectly, declare, order, pay, make or set apart any Restricted Junior Payment, except that, to the extent constituting Restricted Junior Payments, Borrower and the other Credit Parties may (a) enter into and consummate transactions expressly permitted by any provision of Section 6.8 and (b) pay reasonable and customary fees to members of the board of directors (or similar governing body) of Borrower and the other Credit Parties to the extent specifically provided for in the Budget.

6.5           Restrictions on Subsidiary Distributions.  No Credit Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Credit Party Subsidiary’s Capital Stock owned by Borrower or any other Credit Party Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Credit Party Subsidiary to Borrower or any other Credit Party Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Credit Party Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Credit Party Subsidiary of Borrower other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or  Capital Stock not otherwise prohibited under this Agreement, (iii) described on Schedule 6.5 or (iv) arise under the Credit Documents and the Prepetition Senior Note Documents

6.6           Investments.  No Credit Party shall directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)           (i) Investments in cash and Cash Equivalents and (ii) other similar Investments that are reasonably satisfactory to DIP Agent in which funds held in the Cash Collateral Accounts;

(b)           Investments (i) by Borrower or any other Credit Party in any Credit Party and (ii) by any Credit Party in any Subsidiary that is not a Credit Party; provided that the aggregate amount of such Investments in Subsidiaries that are not Credit Parties made after the Closing Date shall not exceed $50,000 at any time outstanding;

(c)           Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practice, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business and consistent with past practice;

(d)           Investments existing on the Closing Date and set forth on Schedule 6.6;

(e)           Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business and consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, and Investments consisting of Securities received in full or partial satisfaction of accounts receivable and notes receivable from financially troubled account debtors;

(f)           advances of payroll payments to employees or payroll processors in the ordinary course of business and consistent with past practice; and

(g)           lease, utility and other similar deposits in the ordinary course of business and consistent with past practice.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7           [Reserved]

6.8           Fundamental Changes; Disposition of Assets, Acquisitions.  No Credit Party shall enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, and no Subsidiary of Borrower shall issue or sell or enter into an agreement to issue or sell, its Capital Stock, except:

(a)           (i) any Subsidiary of Borrower (other than Borrower) may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, subleased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, that, in the case of such a merger, such Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person and (ii) any Credit Party (other than Borrower) may change its legal form if Borrower determines in good faith that such action is in the best interests of Borrower and the other Credit Parties and such change is not disadvantageous to DIP Lenders in any material respect;

(b)           sales, transfers or other dispositions of assets made to any Credit Party;

(c)           disposals of obsolete, worn out or surplus property in the ordinary course of business;

(d)           sales or other dispositions of cash and Cash Equivalents;

(e)           sales or other dispositions of (i) inventory in the ordinary course of business and (ii) accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(f)           leases, subleases, licenses or sublicenses in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries; and

(g)           dispositions constituting the granting of Liens permitted by Section 6.2, Restricted Junior Payments made in accordance with Section 6.4 and Investments made in accordance with Section 6.6;

provided, that notwithstanding anything in the foregoing to the contrary no Credit Party shall convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions (by merger or consolidation or otherwise), all or substantially all of the assets or property of Borrower and its Subsidiaries, taken as a whole, other than to Borrower.

6.9           Disposal of Subsidiary Interests; Pledge of Prepetition Mortgaged Property.

(a)           No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell or otherwise dispose of any Capital Stock of any of its Subsidiaries, except (i) to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder and excluding the Capital Stock of Borrower) and (ii) in the case of the Capital Stock of a Subsidiary owned by a Subsidiary that is not a Credit Party, to another Subsidiary that is not a Credit Party.

(b)           No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, grant a Lien on the Capital Stock of any of its Subsidiaries, except for (i) Liens in favor of DIP Agent, for the benefit of Secured Parties, and the Permitted Financing Liens and (ii) nonconsensual Liens arising under operation of law and permitted by Section 6.2.

(c)           No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, grant a Lien on any Prepetition Mortgaged Property except for Liens in favor of the Prepetition Mortgage Lender in effect on the Closing Date, it being understood that nonconsensual Liens imposed on the Prepetition Mortgaged Property shall not be deemed to be a breach of this covenant.

6.10           Sales and Lease Backs.  No Credit Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any other Credit Party) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any other Credit Party), in each case in connection with such lease.

6.11           Transactions with Shareholders and Affiliates.  No Credit Party shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower or such other Credit Party, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of Borrower; provided, the foregoing restriction shall not apply to (a) transactions among Credit Parties, or between a Credit Party and another Person  that becomes a Credit Party as a result of such transaction; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and the other Credit Parties; (c) compensation arrangements for officers and other employees of Borrower and the other Credit Parties entered into in the ordinary course of business; and (d) subject to any necessary approvals by the Bankruptcy Court and DIP Agent’s prior written consent, transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.11.

6.12           Conduct of Business.  From and after the Closing Date, no Credit Party shall engage in any business substantially different from those lines of the business engaged in by the Credit Parties on the Closing Date, and businesses reasonably related, ancillary or complementary thereto.

6.13           [Reserved].

6.14           Amendments or Waivers with respect to Subordinated Indebtedness and Junior Lien Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, voluntarily amend or otherwise change the terms of, or consent to, file any pleading, or otherwise take any position in the Bankruptcy Court (or other court of competent jurisdiction) in support of any amendment or other modification to the terms of, any Subordinated Indebtedness or Junior Lien Indebtedness.

6.15           Fiscal Year.  No Credit Party shall change its Fiscal Year end from March 31; provided, however, that each of the Credit Parties may, upon written notice to DIP Agent, change its Fiscal Year to a calendar year or to any other fiscal year, in which case the Credit Parties and DIP Agent will, and are hereby authorized by DIP Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

6.16           Prepayments of Certain Indebtedness.  Except as permitted herein and by the DIP Order, no Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of (i) any Subordinated Indebtedness, (ii) Indebtedness in respect of the Prepetition Senior Note Documents, (iii) the Prepetition Subordinated Convertible Note Documents or (iv) Indebtedness in respect of the Prepetition Mortgage Loan Documents.

6.17           Amendments to Organizational Agreements.  No Credit Party shall amend, restate, supplement or otherwise modify, or permit any amendments, restatements, supplements or other modifications, to any Credit Party’s Organizational Documents in a manner that could reasonably be expected to be adverse in any material respect to the interests of DIP Lenders.

6.18           Issuance of Disqualified Capital Stock.  No Credit Party shall issue or sell, or enter into any agreement or arrangement for the issuance or sale of, any Disqualified Capital Stock, any securities convertible into or exchangeable for Disqualified Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of Disqualified Capital Stock.

6.19           Prohibited Conduct.  Without DIP Agent’s prior written consent, no Credit Party shall do any of the following:

(a)           object to or contest the validity or enforceability of the DIP Order, any of the Credit Documents, any of the Prepetition Senior Note Documents or any obligations outstanding under any of the foregoing, or assert that any Lien granted by any Credit Party in any of the Collateral hereunder or under any other Credit Document, or under any Prepetition Senior Note Document, does not have the validity, perfection or priority set forth herein, in the DIP Order or the other Credit Documents; provided, that, to the extent provided for in the DIP Order, the Official Committee may be reimbursed for reasonable fees and expenses from (a) Cash Collateral and/or (b) the proceeds of the DIP Facility, in an aggregate amount of up to $50,000, to investigate any claims and defenses relating to the Senior Indenture prior to the Challenge Period Termination Date (as defined in the DIP Order);

(b)           assert or prosecute any claim or cause of action against any of DIP Agent, DIP Lenders, Prepetition Senior Notes Collateral Agent or the Prepetition Senior Noteholders;

(c)           seek to modify any of the rights granted under the DIP Order to any of DIP Agent, DIP Lenders, Prepetition Senior Notes Collateral Agent or the Prepetition Senior Noteholders, or seek (without the consent of DIP Agent, in its sole discretion) approval of (or entry of an order by the Bankruptcy Court approving) adequate protection to any prepetition agent or lender that is inconsistent with the DIP Order;

(d)           make any payment in settlement or satisfaction of any prepetition or administrative claim, unless provided for in the Budget and in compliance with the Budget Covenant and, with respect to the payment of any prepetition claim or non-ordinary course administration claim, separately approved by the Bankruptcy Court;

(e)           subject to the terms of the DIP Order, object to, contest, delay, prevent or interfere with in any way the exercise of rights and remedies by DIP Agent or DIP Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that Debtors (i) may contest or dispute whether an Event of Default has occurred and (ii) shall be entitled to any notice provisions provided in the DIP Order);

(f)           except as expressly provided or permitted hereunder (including, without limitation, to the extent expressly identified in any line item in the Budget) or, with the prior written consent of DIP Agent, any other order by the Bankruptcy Court, make any payment or distribution to any non-Debtor Affiliate, holder of Capital Stock or insider of any Debtor outside of the ordinary course of business (provided that in no event shall any management or consulting fees be paid to any Affiliate of Debtors);

(g)           incur, create, assume, suffer to exist or permit any administrative expense, unsecured claim, or other superpriority claim or Lien which is pari passu with or senior to the claims of the Secured Parties against the Credit Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out other than a claim secured by a Permitted Lien (unless the DIP Lenders’ claims are indefeasibly paid in cash prior to the incurrence of such claims); or

(h)           unless provided for in the Budget or otherwise approved by DIP Agent, seek authority to consummate a sale of assets of any Debtor or the Collateral in one or a series of related transactions having a fair market value in excess of $500,000 outside the ordinary course of business.

6.20           Additional Restrictions on the Credit Parties. Without the prior consent of the DIP Agent, no Credit Party shall:

(a)           (i) enter into any contract, term sheet, letter of intent or similar agreement for the actual or proposed sale, lease or disposition of any material assets outside the ordinary course of business, (ii) enter into any material contract with any third party (other than in the ordinary course of business consistent with past practice) or (iii) file any pleading with the Bankruptcy Court seeking authority to do any of the foregoing, unless, in each case, such transaction, if consummated, would result in the DIP Facility being indefeasibly paid in full in cash on or before consummation;

(b)           (i) pay any management, consulting or similar fees to executives, directors, officers or shareholders of the Debtors in violation of Section 6.11 by direct payment or otherwise or (ii) enter into any employment or consulting agreements, or assume any existing contracts, with current management, shareholders or directors of Borrower or its Affiliates without the prior consent of the DIP Agent; provided that the preceding clause (ii) shall not restrict or prohibit Borrower or its Affiliates from providing raises to their employees or management in the ordinary course of business to the extent specifically provided for in the Budget; or

(c)           make payments in relation to any prepetition claims or other obligations without the prior written consent of the DIP Agent other than pursuant to orders entered by the Bankruptcy Court that relate to relief requested by the Debtors prior to the date hereof.

SECTION 7.                           GUARANTY BY GUARANTORS; SECURITY AGREEMENT BY CREDIT PARTIES

7.1           Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to DIP Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) (collectively, the “Guaranteed Obligations”).

7.2           Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3           Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to DIP Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4           Liability of Guarantors Absolute.  To the fullest extent permitted by applicable law, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full or performance of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectibility.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           DIP Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if DIP Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           to the fullest extent permitted by law, each Guarantor shall remain obligated hereunder, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, notwithstanding that from time to time (i) the Guaranteed Obligations may be renewed, extended, accelerated, the rate of interest thereon increased, or the time, place, manner or terms of payment thereof otherwise changed; (ii) the Guaranteed Obligations or any agreement relating thereto may be settled, compromised, released or discharged, or any offer of performance with respect thereto accepted or refused, or substitutions made for,  and/or the payment of the same subordinated to the payment of any other obligations; (iii) other guaranties of the Guaranteed Obligations may be requested and accepted and security for the payment hereof or the Guaranteed Obligations may be taken and held; (iv) any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations may be released, surrendered, exchanged, substituted, compromised, settled, rescinded, waived, altered, subordinated or modified, with or without consideration; (v) any security now or hereafter held by or for the benefit of any Beneficiary in respect hereof or the Guaranteed Obligations may be enforced and applied and the order or manner of sale thereof directed, or  any other right or remedy that any Beneficiary may have against any such security may be exercised, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) any other rights available to any Beneficiary under the Credit Documents may be exercised; and

(f)           to the fullest extent permitted by applicable law, this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than indefeasible payment in full or performance of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5           Waivers by Guarantors.  To the fullest extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims (other than a defense of payment or performance of the Guaranteed Obligations) and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6           Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby agrees not to assert any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for DIP Agent on behalf of Beneficiaries and shall forthwith be paid over to DIP Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7           Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for DIP Agent on behalf of Beneficiaries and shall forthwith be paid over to DIP Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8           Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9           Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10           Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower, now known or hereafter known by any Beneficiary.

7.11           Bankruptcy, etc.

(a)           The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay DIP Agent, or allow the claim of DIP Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12           Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13           Taxes.  The provisions of Section 2.16 shall apply, mutatis mutandis, to the Guarantors and payments thereby.

7.14           Grant of Security Interest.  As security for the full and timely payment and performance of all of the Obligations, each Credit Party hereby assigns, pledges, transfers and grants to DIP Agent, for the benefit of Secured Parties, pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code, a perfected security interest in and to, and Lien on, all currently existing or hereafter acquired or arising real and personal property, including:

(a)           the Loan Proceeds Account, all accounts, chattel paper, Deposit Accounts, documents (as defined in the UCC), equipment, general intangibles, Intellectual Property, instruments, Insurance, inventory, investment property (including, without limitation, the Pledged Investment Property (including, without limitation, such property set forth in Schedule 7.14(a))), letter-of-credit rights, money (as defined in the UCC) and any supporting obligations related thereto;

(b)           all commercial tort claims (including, without limitation, those identified in Schedule 7.14(b));

(c)           all books and records pertaining to the Collateral;

(d)           all property of such Credit Party held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Credit Party or as to which such Credit Party may have any right or power, including but not limited to cash;

(e)           all other goods (including but not limited to fixtures) and personal property of such Credit Party, whether tangible or intangible and wherever located;

(f)           all Real Estate Assets;

(g)           all Returned Amounts; and

(h)           to the extent not otherwise included, all proceeds of the foregoing;

provided, however, that “Collateral” shall not include any Excluded Property; and provided further that, if and when any property shall cease to be Excluded Property, such property shall be deemed automatically from such time to constitute Collateral.

7.15           No Additional Perfection Steps Required.  Upon entry of the DIP Order and pursuant to its terms, all Liens granted by Credit Parties in favor of Secured Parties shall be valid, binding, enforceable and perfected First Priority Liens in the Collateral, senior in priority to all other Liens (subject to the terms of the DIP Order and the Carve-Out), except for Senior Permitted Liens and those Liens specified in Section 6.2(a) through (i) and DIP Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, enter into any control agreements, or to take any other action in order to validate or perfect the Liens granted by Credit Parties to Secured Parties pursuant to the Credit Documents or the DIP Order. Without in any way suggesting that the entry of the DIP Order is not sufficient for such purpose, each Credit Party irrevocably and unconditionally authorizes DIP Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming DIP Agent, for the benefit of Secured Parties, as secured party and such Credit Party as debtor, as DIP Agent may require, and including any other information with respect to such Credit Party or otherwise required by part 5 of Article 9 of the UCC, or otherwise, as DIP Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the Closing Date. Each Credit Party hereby ratifies and approves all financing statements naming DIP Agent, for the benefit of Secured Party, as secured party and such Credit Party as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of DIP Agent prior to the Closing Date and ratifies and confirms the authorization of DIP Agent to file such financing statements (and amendments, if any). Without in any way suggesting that the entry of the DIP Order is not sufficient for such purpose, each Credit Party shall take any other actions reasonably requested by DIP Agent from time to time to cause the attachment, perfection and priority of, and the ability of DIP Agent to enforce, any Liens of Secured Parties in any and all of the Collateral, including the filing of a financing statement, mortgage or the taking of delivery or control or by appropriate filings with the United States Patent and Trademark Office or United States Copyright Office, in accordance with the laws and regulations of the United States of America and its political subdivisions, or otherwise.

7.16           Administrative Priority.  Subject to the proviso below, pursuant to Section 364(c)(1) of the Bankruptcy Code, each Credit Party agrees that the Obligations shall constitute allowed superpriority administrative expenses in the Bankruptcy Cases having priority over all administrative expenses and unsecured claims against such Credit Party now existing or hereafter arising, of any kind or nature whatsoever, including all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code (collectively, the “DIP Claims”); provided, however, that such allowed superpriority administrative expenses of Secured Parties shall be subject to the Carve-Out to the extent provided for in the DIP Order.

SECTION 8.                           EVENTS OF DEFAULT

8.1           Events of Default.  If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Failure by (A) Borrower to pay when due (i) any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days of the due date therefor; or (B) any Credit Party to pay when due any amount due hereunder within three (3) Business Days of the due date therefor; or

(b)           Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(a) and (b), Section 5.2, Section 5.10, Section 5.11, Section 5.12, Section 5.15, Section 5.17, Section 5.18 or Section 6; or

(c)           Failure to  Comply with Credit Documents or DIP Order.  Failure of any Credit Party to perform (or cause the performance of, as applicable) any term, provision, condition, covenant or obligation contained herein or any other Credit Document, other than any such term specifically referred to in any other clause of this Section 8.1 or the DIP Order, and such failure shall continue unremedied for a period of ten (10) Business Days; provided that the foregoing grace period shall not apply to any breach or failure by such Credit Party to comply with any deadline set forth herein, any other Credit Document or the DIP Order (unless the provision setting forth such deadline contains a grace period or provides for the extension of such deadline, in which case the grace period or the extension, if exercised, set forth therein shall apply); or

(d)           Invalidity of Liens.  Any Lien granted by any Credit Party in any of the Collateral hereunder or under any other Credit Document or under any Prepetition Senior Note Document shall have ceased to have the validity, perfection or priority set forth herein, the other Credit Documents or the DIP Order; or

(e)           Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(f)           Order Modifying Automatic Stay.  Any order shall have been entered by the Bankruptcy Court granting any relief from or modifying the automatic stay to allow any creditor to execute upon or enforce a Lien in any Debtor’s asset or assets with a combined fair market value in excess of $500,000 (unless DIP Agent shall have granted prior written consent to such relief or such relief consists solely of insurance proceeds payable to such creditor); or

(g)           Reversal or Modification of DIP Order; Change of Venue.  A reversal, vacatur, stay, amendment, supplementation or other modification (without the prior written consent of DIP Agent) of the DIP Order shall have occurred for a period in excess of five (5) days, or an order providing for a change in venue with respect to the Bankruptcy Cases shall have been entered (without the prior written consent of DIP Agent (in its sole discretion)) and not reversed or vacated within ten (10) days; or

(h)           Dismissal of Bankruptcy Cases, etc.  An order shall have been entered by the Bankruptcy Court (i) dismissing the Bankruptcy Cases, (ii) converting any of the Bankruptcy Cases to a chapter 7 case or (iii) appointing a chapter 11 trustee or an examiner or responsible officer for the operation of Debtors’ business (in any such case, with expanded powers relating such operation), and any such order shall not have been reversed or vacated within ten (10) days; or

(i)           Claims, Judgments and Attachments.  There is entered against any Credit Party a judgment or order for the payment of money in an aggregate amount for all such judgments and orders exceeding $500,000 (to the extent due and payable and not covered by a solvent and unaffiliated third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgments or orders shall not have been vacated, discharged or stayed or bonded pending an appeal for a period of thirty (30) consecutive days; or

(j)           Exclusivity.  The exclusive period that the Credit Parties have to file a plan of reorganization under the Bankruptcy Cases shall terminate or be otherwise lifted; or

(k)           Chapter 11 Milestones.  Failure to reach any of the Chapter 11 Milestones within five (5) Business Days of such respective milestone’s specified time frame; or

(l)           Adverse Regulatory Action.   Any Credit Party (i) is found to be out of compliance with any Applicable Government Order or (ii) has received notice of intention from (A) the Department of Health and Human Services or any state agency to exclude or suspend any Credit Party from participation in federal or state healthcare programs or (B) the FDA or other regulatory body or agent of a Governmental Authority thereof withdrawing its approval or clearance of any product of any Credit Party or commencing any action to suspend or enjoin manufacturing, production, sale, distribution, import, or export any product of any Credit Party, other than, in the case of each of the foregoing clauses (i) and (ii), as could not reasonably be expected to have a Material Adverse Effect; or

(m)           Superpriority Status.  The entry of an order in any of the Bankruptcy Cases granting any other superpriority administrative claim or Lien equal or superior to that granted to DIP Agent, on behalf of itself and DIP Lenders (other than the Carve-Out), or any Credit Party shall file any pleading requesting such relief (without the prior written consent of DIP Agent) unless such pleading is in respect of a transaction that would indefeasibly repay all Obligations in full in cash on or prior to the date of incurrence of any such claim or Lien; or

(n)           Change of Control.  A Change of Control shall occur; or

(o)           Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, in the case of each of clauses (i) and (ii) above, for any reason other than any action of DIP Agent or the failure of DIP Agent to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is a party (other than as a result of payment in full of the Obligations); or

(p)           Adverse Plan of Reorganization.  Any Debtor shall file a chapter 11 plan that is not an Acceptable Plan; or

(q)           Hologic Settlement Agreement Order.  The Hologic Settlement Agreement Order is reversed, vacated, stayed, overturned or otherwise ceases to be in full force and effect after the Closing Date; or

(r)           Returned Amounts.  Any Debtor shall fail to deliver all Returned Amounts received by it to the DIP Agent within two Business Days of receipt of such Returned Amounts, in each case, in accordance with the DIP Order.

THEN, subject to the DIP Order, DIP Agent may (i) declare all Obligations to be immediately due and payable, without any presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party, (ii) terminate any of the remaining Commitments and Debtors’ ability to access the funds in the Loan Proceeds Account or to use the Cash Collateral, (iii) exercise all rights and remedies available to it under any of the Credit Documents (including, without limitation, the right to set-off under Section 10.4), the DIP Order and any applicable law, including the Bankruptcy Code and the UCC, and/or (iv) convert any or all LIBOR Rate Loans then outstanding into Base Rate Loans (it being understood that  Borrower shall be jointly and severally liable for any amounts payable under Section 2.14(c) in connection with such conversion).

SECTION 9.                           DIP AGENT

9.1           Appointment of Agents.  Silver Point is hereby appointed DIP Agent hereunder and under the other Credit Documents and each DIP Lender hereby authorizes Silver Point, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents.  DIP Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 (other than Section 9.8(b)) are solely for the benefit of DIP Agent and DIP Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, DIP Agent shall act solely as an agent of DIP Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

9.2           Powers and Duties.  Each DIP Lender irrevocably authorizes DIP Agent, at its discretion, to take such action on such DIP Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to DIP Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. DIP Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. DIP Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  DIP Agent shall not have and shall not be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any DIP Lender and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon DIP Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3           General Immunity.

(a)           No Responsibility for Certain Matters.  DIP Agent shall not be responsible to any DIP Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by DIP Agent to DIP Lenders or by or on behalf of any Credit Party to DIP Agent or any DIP Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall DIP Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Neither DIP Agent nor any of its officers, partners, directors, employees or agents shall have any responsibility to any Credit Party on account of the failure or delay in performance or breach by any DIP Lender or by any Credit Party of any of their obligations under this Agreement or under any other Credit Document or in connection herewith or therewith. Anything contained herein to the contrary notwithstanding, DIP Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)           Exculpatory Provisions.  Neither DIP Agent nor any of its officers, partners, directors, employees or agents shall be liable to DIP Lenders for any action taken or omitted by DIP Agent under or in connection with any of the Credit Documents except to the extent caused by DIP Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.  DIP Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until DIP Agent shall have received instructions in respect thereof from Requisite DIP Lenders (or such other DIP Lenders as may be required to give such instructions under Section 10.5) or in accordance herewith or other applicable Collateral Document, and, upon receipt of such instructions from Requisite DIP Lenders (or such other DIP Lenders, as the case may be), or in accordance herewith or other applicable Collateral Document, as the case may be, DIP Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions (provided, however, that, with respect to any consent or approval that DIP Agent may provide in its sole discretion hereunder, no direction or instruction from Requisite DIP Lenders shall be required in connection with DIP Agent’s providing or refusing to provide such consent or approval). Without prejudice to the generality of the foregoing, (i) DIP Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no DIP Lender shall have any right of action whatsoever against DIP Agent as a result of DIP Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite DIP Lenders (or such other DIP Lenders as may be required to give such instructions under Section 10.5) or in accordance herewith or other applicable Collateral Document.

(c)           Notice of Default.  DIP Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to DIP Agent for the account of the DIP Lenders, unless DIP Agent shall have received written notice from a DIP Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” DIP Agent will notify the DIP Lenders of its receipt of any such notice.  DIP Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite DIP Lenders; provided, however, that unless and until DIP Agent has received any such direction, DIP Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the DIP Lenders.

9.4           DIP Agent Entitled to Act as DIP Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, DIP Agent in its individual capacity as a DIP Lender hereunder. With respect to its participation in the Loans, DIP Agent shall have the same rights and powers hereunder as any other DIP Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “DIP Lender” shall, unless the context clearly otherwise indicates, include DIP Agent in its individual capacity. DIP Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to DIP Lenders.

9.5           DIP Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each DIP Lender represents and warrants to DIP Agent that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries, without reliance upon DIP Agent or any other DIP Lender and based on such documents and information as it has deemed appropriate, in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. DIP Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of DIP Lenders or to provide any DIP Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, nor shall DIP Agent have any responsibility with respect to the accuracy of or the completeness of any information provided to DIP Lenders.

(b)           Each DIP Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by DIP Agent, Requisite DIP Lenders or DIP Lenders, as applicable on the Closing Date.

9.6           Right to Indemnity.  Each DIP Lender, in proportion to its Pro Rata Share, severally agrees to indemnify DIP Agent, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of DIP Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF DIP AGENT; provided, that no DIP Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any DIP Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such DIP Lender’s Pro Rata Share thereof; and provided further, that this sentence shall not be deemed to require any DIP Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7           Successor Agents.

(a)           DIP Agent may resign at any time by giving ten (10) days’ prior written notice thereof to DIP Lenders and Borrower. Upon any such notice of resignation, Requisite DIP Lenders shall have the right, upon two (2) Business Days’ notice to Borrower, to appoint a successor DIP Agent, so long as no Default or Event of Default shall have occurred and be continuing, reasonably acceptable to Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed).  If no such successor shall have been so appointed by the Requisite DIP Lenders and shall have accepted such appointment within thirty (30) days after the retiring DIP Agent gives notice of its resignation, then the retiring DIP Agent may, on behalf of the DIP Lenders, appoint a successor DIP Agent from among the DIP Lenders, in each case, so long as no Event of Default shall have occurred and be continuing, reasonably acceptable to Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed).  Upon the acceptance of any appointment as DIP Agent hereunder by a successor DIP Agent, that successor DIP Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring DIP Agent and the retiring DIP Agent shall promptly (i) transfer to such successor DIP Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor DIP Agent under the Credit Documents, and (ii) execute and deliver to such successor DIP Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor DIP Agent of the security interests created under the Collateral Documents, whereupon such retiring DIP Agent shall be discharged from its duties and obligations hereunder.  After any retiring DIP Agent’s resignation hereunder as DIP Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was DIP Agent hereunder.

(b)           Notwithstanding anything herein to the contrary, DIP Agent may assign its rights and duties as DIP Agent hereunder to an Affiliate of Silver Point, any other financing source of Silver Point or Affiliate of Silver Point or to any DIP Lender without the prior written consent of, or prior written notice to Borrower or DIP Lenders; provided that Borrower and the DIP Lenders may deem and treat such assigning DIP Agent as DIP Agent for all purposes hereof, unless and until such assigning DIP Agent provides written notice to Borrower and DIP Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as DIP Agent hereunder and under the other Credit Documents.

(c)           Delegation of Duties.  DIP Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by DIP Agent. DIP Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of Section 9.3 and Section 9.6 shall apply to any Affiliates of DIP Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as DIP Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by DIP Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the DIP Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to DIP Agent, and not to any Credit Party, DIP Lender or any other Person and no Credit Party, DIP Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.8           Collateral Documents and Guaranty.

(a)           Agent under Collateral Documents and Guaranty.  Each DIP Lender hereby further irrevocably authorizes DIP Agent, on behalf of and for the benefit of DIP Lenders, to be the agent for and representative of DIP Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from DIP Lenders, DIP Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite DIP Lenders (or such other DIP Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite DIP Lenders (or such other DIP Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)           Release and Subordination of Liens.  Each DIP Lender hereby irrevocably agrees that:

(i)           any Lien on any property granted to or held by DIP Agent under any Credit Document shall be automatically released (A) upon termination of the Commitments and indefeasible payment in full of all Obligations (other than contingent reimbursement and indemnification obligations not yet accrued and payable), (B) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder to any Person other than a Credit Party, or (C) subject to Section 10.5, if the release of such Lien is approved, authorized or ratified in writing by the Requisite DIP Lenders (or such greater number of DIP Lenders as may be required pursuant to Section 10.5), upon the satisfaction of any conditions contained in such approval, authorization or ratification, or (D) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty hereunder pursuant to clause (iii) below;

(ii)            DIP Agent is authorized (but not required) to release or subordinate any Lien on any property granted to or held by  DIP Agent under any Credit Document to the holder of any Lien on such property that is permitted by any clause of Section 6.2; and

(iii)           any Guarantor shall be automatically released from its Guaranty hereunder if all of the Capital Stock of such Person owned by Borrower and its Subsidiaries is transferred in connection with any transfer permitted hereunder to a Person other than Borrower or any of its Subsidiaries; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Prepetition Senior Note Documents.

Upon request by DIP Agent at any time, the Requisite DIP Lenders (or such greater number of DIP Lenders as may be required pursuant to Section 10.5) will confirm in writing the authority of DIP Agent to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 9.8.  In each case as specified in this Section 9.8, DIP Agent will (and each DIP Lender irrevocably authorizes DIP Agent to), at Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Credit Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 9.8.

(c)           Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, DIP Agent and each DIP Lender hereby agree that (i) no DIP Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by DIP Agent, on behalf of DIP Lenders in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by DIP Agent, and (ii) in the event of a foreclosure by DIP Agent on any of the Collateral pursuant to a public or private sale, DIP Agent or any DIP Lender may be the purchaser of any or all of such Collateral at any such sale and DIP Agent, as agent for and representative of Secured Parties (but not any DIP Lender or DIP Lenders in its or their respective individual capacities unless Requisite DIP Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by DIP Agent at such sale.

9.9           Posting of Approved Electronic Communications.

(a)           Delivery of Communications.  Each Credit Party hereby agrees, unless directed otherwise by DIP Agent, that it will, or will cause its Subsidiaries to, provide to DIP Agent all information, documents and other materials that it is obligated to furnish to DIP Agent or to the DIP Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice or a Conversion/Continuation Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to DIP Agent to kvdipagent@silverpointcapital.com.  In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to DIP Agent or DIP Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by DIP Agent.

(b)           Platform.  Each Credit Party further agrees that DIP Agent may make the Communications available to DIP Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)           No Warranties as to Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY DIP LENDER OR ANY OTHER PARTY HERETO FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF DIP AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)           Delivery Via Platform.  DIP Agent agrees that the receipt of the Communications by DIP Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to DIP Agent for purposes of the Credit Documents.  Each DIP Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such DIP Lender for purposes of the Credit Documents. Each DIP Lender agrees to notify DIP Agent in writing (including by electronic communication) from time to time of such DIP Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e)           No Prejudice to Notice Rights.  Nothing herein shall prejudice the right of DIP Agent or any DIP Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

9.10           New York Real Property Law.  If Article 4-A of the New York Real Property Law is applicable to this instrument, then DIP Agent, for itself or in its capacity as a mortgagee, beneficiary or grantee under any mortgage delivered to DIP Agent in connection herewith, has all the power and duties that a trustee is required to have pursuant to Article 4-A of the New York Real Property Law.

SECTION 10.                           MISCELLANEOUS

10.1           Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or DIP Agent, shall be sent to such Person’s address as set forth on Appendix A or in the other relevant Credit Document, and in the case of any DIP Lender, the address as indicated on Appendix A or otherwise indicated to DIP Agent in writing.  Each notice hereunder shall be in writing and may be personally served or sent by telecopy or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telecopy or telex; provided that no notice to DIP Agent shall be effective until received by DIP Agent.

10.2           Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly upon demand (a) all reasonable documented out-of-pocket expenses of DIP Agent incurred in connection with the syndication of the credit facility provided hereunder and the negotiation, preparation, execution, delivery and administration of the Credit Documents (including, without limitation, the reasonable out-of-pocket costs and expenses of creating and perfecting Liens in favor of DIP Agent, for the benefit of Secured Parties pursuant to the Credit Documents and all reasonable out-of-pocket fees, expenses and disbursements of Houlihan Lokey Capital, Inc., Weil, Gotshal & Manges LLP and Fortgang Consulting LLC) and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower (including, without limitation, the reasonable fees, disbursements and other charges of a single counsel for DIP Agent plus, if reasonably necessary, one local counsel in each applicable jurisdiction, except in the case of an actual or reasonably likely conflict of interest); (b) all reasonable out-of-pocket expenses of the Initial DIP Lenders incurred in connection with, and all other amounts payable to the Initial DIP Lenders under the Credit Documents and the DIP Order; (c) all reasonable out-of-pocket costs and expenses incurred by DIP Agent in connection with the custody or preservation of any of the Collateral; and (d) all other reasonable actual out-of-pocket costs and expenses including reasonable attorneys’ fees and costs of settlement, incurred by DIP Agent or any DIP Lender in connection with enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents (including, without limitation, the fees, disbursements and other charges of counsel for DIP Agent and DIP Lenders) including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3           Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.2, subject to entry of the DIP Order, but whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, DIP Agent and each DIP Lender, their Affiliates and each of their respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF DIP AGENT; provided, that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities arise from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Affiliates or any of its or its Affiliates’ officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives or (ii) any disputes arising solely between and among Indemnitees, in each case, as determined by a court of competent jurisdiction in a final, nonappealable order.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           If any Indemnitee shall receive an indemnification payment in respect of any Indemnified Liability pursuant to Section 10.3(a) and such Indemnified Liability is determined by a court of competent jurisdiction in a final, nonappealable order to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or any of its or its Affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, then such Indemnitee shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of Section 10.3(a).

(c)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against DIP Lenders, DIP Agent and their respective Affiliates, and their or their Affiliates’ officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4           Set Off.  Subject to the DIP Order, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, DIP Agent, each DIP Lender and its respective Affiliates are hereby authorized by each Credit Party at any time or from time to time subject to the consent of DIP Agent, in its sole discretion (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than DIP Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)), including, without limitation, funds on deposit in the Loan Proceeds Account, and any other Indebtedness at any time held or owing by DIP Agent, such DIP Lender or such Affiliate to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the Obligations of any Credit Party to DIP Agent or such DIP Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) DIP Agent, such DIP Lender or such Affiliate shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such Obligations, or any of them, may be contingent or unmatured or (c) such Obligation is owed to a branch or office of DIP Agent, such DIP Lender or such Affiliate different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5           Amendments and Waivers.

(a)           Requisite DIP Lenders’ Consent.  Subject to Sections 10.5(b) and 10.5(c) and except as otherwise expressly set forth in the Credit Documents, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, DIP Agent, the Requisite DIP Lenders and Credit Parties or (ii) in the case of any other Credit Document, DIP Agent, Credit Parties party thereto and, if party thereto, DIP Agent, with the consent of the Requisite DIP Lenders.

(b)           Affected DIP Lenders’ Consent.  Without the written consent of each DIP Lender (other than a Defaulting DIP Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)           extend the scheduled final maturity of any Loan or Note of such DIP Lender;

(ii)           waive, reduce or postpone any scheduled repayment due such DIP Lender (but not prepayment);

(iii)           reduce the rate of interest on any Loan of such DIP Lender (other than any amendment to the definition of “Default Rate” (which may be effected by consent of the Requisite DIP Lenders) and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

(iv)           extend the time for payment of any such interest or fees to such DIP Lender;

(v)           reduce the principal amount of any Loan of such DIP Lender or increase the Commitment of such DIP Lender;

(vi)           amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii)           amend the definition of “Requisite DIP Lenders” to reduce the required voting percentage or “Pro Rata Share”; provided, that with the consent of DIP Agent and the Requisite DIP Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite DIP Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date; or

(viii)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to DIP Agent, or any other provision hereof as the same applies to the rights or obligations of DIP Agent, in each case without the prior written consent of DIP Agent.

Anything herein to the contrary notwithstanding, to the fullest extent permitted by applicable law, no DIP Lender will be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans of such DIP Lender hereunder will not be taken into account in determining whether the Requisite DIP Lenders or all of the affected DIP Lenders, as required, have approved any such amendment or waiver (and the definition of “Requisite DIP Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the Commitment of such DIP Lender, extend the date fixed for the payment of principal or interest owing to such DIP Lender hereunder, reduce the principal amount of any obligation owing to such DIP Lender, reduce the amount of or the rate or amount of interest on any amount owing to such DIP Lender or of any fee payable to such DIP Lender hereunder, or alter the terms of this proviso, will require the consent of such DIP Lender.

(d)           Execution of Amendments, etc.  DIP Agent may, but shall have no obligation to, with the concurrence of any DIP Lender, execute amendments, modifications, waivers or consents on behalf of such DIP Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each DIP Lender at the effective time thereof, each future DIP Lender and, if signed by a Credit Party, on such Credit Party).

10.6           Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of DIP Lenders.  Except pursuant to a merger or consolidation permitted by Section 6.8, no Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all DIP Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of DIP Agent and DIP Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  Borrower, DIP Agent and DIP Lenders shall deem and treat the Persons listed as DIP Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by DIP Agent and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the DIP Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a DIP Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only DIP Agent shall be deemed to be acting on behalf of the Credit Parties.

(c)           Right to Assign.  Each DIP Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan):

(i)           to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and DIP Agent;

(ii)           to any Person otherwise constituting an Eligible Assignee; provided, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (B) $1,000,000 (or such lesser amount as may be agreed to by DIP Agent or as shall constitute the aggregate outstanding principal amount of the Loans of the assigning DIP Lender); provided, further, that the foregoing minimum assignment amounts shall not apply (x) to any assignment of all or any portion of a Loan to a DIP Lender, an Affiliate of a DIP Lender or a Related Fund of the assignor or (y) if an Event of Default shall have occurred and is continuing.

provided, that any assignment by an Initial DIP Lender of any unfunded Commitment shall be subject to the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned).

(d)           Mechanics.  The assigning DIP Lender and the assignee thereof shall execute and deliver to DIP Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to DIP Agent pursuant to Section 2.16(e).

(e)           Notice of Assignment; Recordation.  Upon its (i) receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith and (ii) receipt of $5,000 recordation fee (per each Assignment Agreement), DIP Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f)           Representations and Warranties of Assignee.  Each DIP Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii)  it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g)           Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “DIP Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “DIP Lender” for all purposes hereof; (ii) the assigning DIP Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning DIP Lender’s rights and obligations hereunder, such DIP Lender shall cease to be a party hereto; provided, that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning DIP Lender shall continue to be entitled to the benefit of Sections 2.14(c), 2.15, 2.16, 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment); (iii) if applicable, the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning DIP Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning DIP Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to DIP Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning DIP Lender, to such assignee and/or to such assigning DIP Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning DIP Lender.

(h)           Participations.  Each DIP Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation (a “Participant”), other than an Affiliate of the DIP Lender granting such participation, shall not be entitled to require such DIP Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating.  Borrower agrees that each Participant shall be entitled, through the participating DIP Lender, to the benefits of Sections 2.14(c), 2.15 and 2.16 to the same extent as if it were a DIP Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, that (i) a Participant shall not be entitled to receive any greater payment under Section 2.14(c), 2.15 or 2.16 than the applicable DIP Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) a Participant that would be a Non-U.S. DIP Lender if it were a DIP Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.16 as though it were a DIP Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a DIP Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a DIP Lender.  Each DIP Lender that has sold participations to one or more Participants, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the name and address of  each such Participant, and the amount of each such Participant’s interest in such DIP Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no DIP Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury regulation §5f.103-1(c).  The entries in the Participant Register shall be conclusive absent manifest error, and such DIP Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such DIP Lender under this Agreement.

(i)           Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any DIP Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such DIP Lender, and its Notes, if any, to secure obligations of such DIP Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that no DIP Lender, as between Borrower and such DIP Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “DIP Lender” or be entitled to require the assigning DIP Lender to take or omit to take any action hereunder.

10.7           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any DIP Lender (“Granting DIP Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting DIP Lender to DIP Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting DIP Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting DIP Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting DIP Lender to the same extent, and as if, such Loan were made by such Granting DIP Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting DIP Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of Borrower or DIP Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting DIP Lender or to any financial institutions (consented to by Borrower and DIP Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC. Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.13, 2.14, 2.15, 2.16, 10.2, 10.3 and 10.4, shall be considered a DIP Lender. Borrower shall not be required to pay any amount under Sections 2.13, 2.14, 2.15, 2.16, 10.2, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting DIP Lender to a SPC.

10.8           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9           Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14(c), 2.15, 2.16, 10.2, 10.3 and 10.4 and the agreements of DIP Lenders set forth in Sections 2.13, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination of this Agreement.

10.10           No Waiver; Remedies Cumulative.  No failure or delay on the part of DIP Agent or any DIP Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to DIP Agent and each DIP Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11           Marshalling; Payments Set Aside.  Neither DIP Agent nor any DIP Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to DIP Agent or DIP Lenders (or to DIP Agent, on behalf of DIP Lenders), or DIP Agent or DIP Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12           Severability.  In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13           Obligations Several; Independent Nature of DIP Lenders’ Rights.  The obligations of DIP Lenders hereunder are several and no DIP Lender shall be responsible for the obligations or Commitment of any other DIP Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by DIP Lenders pursuant hereto or thereto, shall be deemed to constitute DIP Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each DIP Lender shall be a separate and independent debt, and each DIP Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other DIP Lender to be joined as an additional party in any proceeding for such purpose.

10.14           Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15           APPLICABLE LAW.  (a)  EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           Borrower is obligated and fully liable for the amount due under their respective Notes and this Agreement. DIP Agent, on behalf of the DIP Lenders, has the right to sue on the Notes and this Agreement and obtain a judgment against the applicable borrowers for satisfaction of the amount due under the Notes and this Agreement.

10.16           CONSENT TO JURISDICTION.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE GENERAL JURISDICTION AND VENUE OF THE BANKRUPTCY COURT (AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM, EXERCISING SUCH JURISDICTION, THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK); (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT EACH PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

10.17           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18           Confidentiality.  Each of DIP Agent and DIP Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including the Bankruptcy Cases); (d) to any other party to this Agreement; (e) to any bona fide potential pledgee referred to in Section 10.6(i) or bona fide potential assignee, transferee or participant with respect to the Obligations, and their advisors, in each case to the extent reasonably required in connection with the contemplated transaction, provided that such Persons and advisors are advised of and agree to be bound by the provisions of this Section 10.18); (f) with the written consent of Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.18; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any DIP Lender; and (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Credit Parties received by it from such DIP Lender).  In addition, DIP Agent and DIP Lenders may disclose the existence of this Agreement and information about this Agreement to service providers to DIP Agent and DIP Lenders in connection with the administration and management of this Agreement, the other Credit Documents, the Commitments, and the Loans.  For the purposes of this Section 10.18, “Information” means all non-public information regarding the Credit Parties and their businesses and obtained by DIP Agent or such DIP Lender pursuant to the requirements hereof.  Notwithstanding the foregoing, on or after the Closing Date, subject to the prior written consent of Borrower (such consent not to be unreasonably withheld or delayed) DIP Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media.

10.19           Usury Savings Clause.  Notwithstanding anything to the contrary contained in any Credit Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Highest Lawful Rate”) which may be contracted for, charged, taken, received or reserved by the DIP Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Highest Lawful Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such DIP Lender in respect of other Loans or periods shall be increased (but not above the Highest Lawful Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such DIP Lender.

10.20           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by telecopy or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

10.21           Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and DIP Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.22           Patriot Act.  Each DIP Lender and DIP Agent (for itself and not on behalf of any DIP Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or DIP Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

10.23           Disclosure and Equity Holder Information.  Each Credit Party and each DIP Lender hereby acknowledges and agrees that DIP Agent, DIP Lenders and/or their Affiliates and their respective Related Funds from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates, including the ownership, purchase and sale of equity interests in Borrower, and each Credit Party, DIP Agent and each DIP Lender hereby expressly consents to such relationships. In addition, each Credit Party, DIP Agent and each DIP Lender hereby acknowledges that Silver Point and certain DIP Lenders or Affiliates thereof have also acquired or received certain equity interests in Borrower in connection with the transactions contemplated by the Prepetition Senior Note Documents. Each DIP Lender acknowledges that Silver Point, certain DIP Lenders, their respective  Affiliates and/or their respective Related Funds (i) may have, or may have had, representatives on the board of directors of Borrower and (ii) will have information related to the Credit Parties (“Equity Holder Information”) that is not provided or made available to DIP Lenders. All information provided to Silver Point, such DIP Lenders, their respective Affiliates and/or their respective Related Funds regarding the Credit Parties shall be deemed to be Equity Holder Information, unless expressly stated to be, or expressly required or contemplated by this Agreement or a Collateral Document to be delivered to DIP Agent in its capacity as such. DIP Agent shall have no obligation to provide any DIP Lender with Equity Holder Information.

10.24           Appointment for Perfection.  Each DIP Lender hereby appoints each other DIP Lender as its agent for the purpose of perfecting Liens, for the benefit of DIP Agent and DIP Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any DIP Lender (other than DIP Agent) obtain possession of any such Collateral, such DIP Lender shall notify DIP Agent thereof, and, promptly upon DIP Agent’s request therefore shall deliver such Collateral to DIP Agent or otherwise deal with such Collateral in accordance with DIP Agent’s instructions.

10.25           Advertising and Publicity.  No Credit Party shall issue or disseminate to the public generally (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish to the public generally any information describing the credit or other financial accommodations made available by DIP Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of DIP Agent, in its sole discretion (such consent not to be unreasonably withheld or delayed).  Nothing in the foregoing shall be construed to prohibit any Credit Party from making any disclosure, submission or filing which it is required to make by applicable law or the applicable rules of any securities exchange or pursuant to judicial or administrative process or upon the demand or request of any regulatory authority having jurisdiction over such Credit Party or any of its Affiliates or to any rating agency.

10.26           Entire Agreement.  This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties; provided that nothing herein shall supersede any previously executed non-disclosure agreement by and between one or more of the Credit Parties and one or more of the DIP Lenders.. There are no unwritten oral agreements among the parties.

10.27           DIP Order Controls.  In the event of any inconsistency between the provisions of the DIP Order and this Agreement, the provisions of the DIP Order shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Debtor-in-Possession Credit, Guaranty and Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

K-V PHARMACEUTICAL COMPANY

By:
Name: Thomas S. McHugh
Title: Treasurer and Vice President of each of the foregoing entities

ZERATECH TECHNOLOGIES USA, INC. DRUGTECH CORPORATION FP1096, INC. K-V GENERIC PHARMACEUTICALS INC. K-V SOLUTIONS USA, INC. DISCOVERY SOLUTIONS, INC. THER-RX CORPORATION

By:
Name: Thomas S. McHugh
Title: Treasurer and Vice President of each of the foregoing entities

[Debtor-in-Possession Credit, Guaranty and Security Agreement]

SILVER POINT FINANCE, LLC, as DIP Agent

By:
Name: Michael A. Gatto
Title: Authorized Signatory

[Debtor-in-Possession Credit, Guaranty and Security Agreement]

SPCP GROUP, LLC, as a DIP Lender

By:
Name: Michael A. Gatto
Title: Authorized Signatory

[Debtor-in-Possession Credit, Guaranty and Security Agreement]

WBKV LTD., as DIP Lender

By:
Name: Mark Strefling
Title: Director

[Debtor-in-Possession Credit, Guaranty and Security Agreement]

PIONEER DIVERSIFIED HIGH INCOME TRUST
PIONEER FUNDS - US HIGH YIELD
PIONEER HIGH INCOME TRUST
PIONEER FUNDS - GLOBAL HIGH YIELD

BY:  PIONEER INVESTMENT MANAGEMENT, INC., AS ADVISER, each as a DIP Lender

[Debtor-in-Possession Credit, Guaranty and Security Agreement]

ANNEX A

Chapter 11 Milestones

1.           On or prior to the 45nd day after filing a motion containing procedures for soliciting votes with respect to an Acceptable Plan satisfactory to the Debtors and the DIP Agent (in its sole discretion) (the “Solicitation Motion”), the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Debtors and DIP Agent in their reasonable discretion, granting the relief requested in the Solicitation Motion (the “Solicitation Order”).

2.           Within ten (10) days of entry of the Solicitation Order, the Debtors shall commence solicitation of an Acceptable Plan.

3.           On or prior to the 100th day after the filing of the Solicitation Motion, the Bankruptcy Court shall enter an order, in form and substance satisfactory to the Debtors and DIP Agent (in its sole discretion), confirming an Acceptable Plan (the “Confirmation Order”).

4.           On or prior to the thirtieth (30th) day after entry of the Confirmation Order, an Acceptable Plan shall be effective.

Schedule I1

Commitments

DIP Lender	Commitment
SPCP Group, LLC	$56,780,000.00
WBKV Ltd.	$23,375,000.00
Pioneer Diversified High Income Trust	$588,667.50
Pioneer Funds - US High Yield	$692,835.00
Pioneer High Income Trust	$978,690.00
Pioneer Funds - Global High Yield	$2,584,807.50
$85,000,000

1 The amounts set forth on this schedule shall be adjusted in accordance with Section 2.1(a)(iii), to the extent that there are any Defaulting DIP Lenders and any replacement Commitments are provided.